UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

PATTERSON-UTI ENERGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

April [ ], 2024

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 6, 2024, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting our sustainability efforts. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of our proxy materials. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

Thank you for your support.

Sincerely,

Curtis W. Huff Chairman of the Board	William Andrew Hendricks, Jr. President, Chief Executive Officer and Director

[PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION]

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2024

The 2024 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, June 6, 2024, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064 (the “Meeting”), for the following purposes:

•
to elect eleven directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;
•
to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2024;
•
to approve an amendment to Patterson-UTI’s 2021 Long-Term Incentive Plan;
•
to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers;
•
to approve an amendment to Patterson-UTI's Restated Certificate of Incorporation to limit the liability of certain officers of Patterson-UTI as permitted by recent amendments to Delaware law; and
•
to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 10, 2024 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER
Executive Vice President, General Counsel and Secretary
April [ ], 2024

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 6, 2024

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2024

General Information About the Annual Meeting and Voting

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI” or the “Company”), is expected to make this proxy statement and its 2023 annual report available to you on the Internet or, upon your request to deliver printed versions of these materials to you by mail beginning on or about April 11, 2024. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2024 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, June 6, 2024, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064, or at any adjournment or postponement thereof.

The Notice of Internet Availability of Proxy Materials (the “Notice”) is expected to be mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April 11, 2024.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials on the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials on the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support our sustainability efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate such election.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by completing, dating, signing and returning your proxy card by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•
“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;
•
“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2024;
•
“FOR” the approval of the amendment to Patterson-UTI’s 2021 Long-Term Incentive Plan;
•
“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers;
•
“FOR” the approval of an amendment to Patterson-UTI’s Restated Certificate of Incorporation to limit the liability of certain officers of Patterson-UTI as permitted by recent amendments to Delaware law; and
•
“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•
submitting a new proxy with a later date, including a proxy submitted using the Internet or telephone, in time to be counted for the Meeting;
•
notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or
•
attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. We have retained Georgeson LLC, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, for a fee of approximately $9,500 and the reimbursement of out of pocket costs and expenses, to assist in the solicitation of proxies on behalf of the Board. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may also solicit proxies on behalf of the Board by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI will pay all costs associated with this solicitation.

Shares Outstanding and Voting Rights

Only stockholders of record of Patterson-UTI’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on April 10, 2024 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 10, 2024, there were [ ] shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 10, 2024 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 for the ten day period ending on the day before the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 10, 2024 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy, or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account in the manner provided in the voting instructions you received from that organization. Street name stockholders are also invited to attend the Meeting. However, because a street name stockholder is not the stockholder of record, you may not vote your shares at the Meeting unless you follow the procedures of your brokerage firm, bank, broker-dealer, or other similar organization for obtaining a legal proxy.

“Broker non-votes” and abstentions will be considered present at the Meeting for the purpose of determining a quorum. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent does not have authority to vote on the applicable proposal except on “routine matters.” For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Under Delaware law and Patterson-UTI’s bylaws, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting at which a quorum is present is required for the election of directors.

The enclosed form of proxy provides a means for you to either:

•
vote “For All” with respect to the election of the nominees to the Board of Directors listed below,
•
withhold authority to vote for one or more of the nominees (i.e., "For All Except"), or
•
withhold authority to vote for all of the nominees (i.e., "Withhold All").

The Board of Directors recommends that you vote “FOR” all of the nominees. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “For All” with respect to the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept the nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

Because directors are elected by a plurality vote, shares as to which a stockholder withholds authority to vote and broker non-votes will not affect the outcome of the election, although a broker non-vote will be counted for purposes of establishing a quorum.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the nominees to Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when such member was nominated to serve on the Board of Directors.

Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors. Other than the Governance Policy described below in “Consideration of Director Nominees and Governance Policy,” there are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Name	Age	Position	Director Since
Curtis W. Huff	66	Chairman of the Board and Director	2001
Robert W. Drummond	63	Vice Chairman of the Board	2023
William A. Hendricks, Jr.	59	President and Chief Executive Officer and Director	2017
Leslie A. Beyer	48	Director	2023
Tiffany (TJ) Thom Cepak	51	Director	2014
Gary M. Halverson	65	Director	2023
Cesar Jaime	65	Director	2022
Janeen S. Judah	64	Director	2018
Amy H. Nelson	55	Director	2023
Julie J. Robertson	68	Director	2022
James C. Stewart	61	Director	2023

The following charts and diversity matrix show a snapshot of the average tenure and age, and gender and demographic diversity, of the eleven nominees for election to our Board of Directors.

Board Diversity Matrix (As of March 28, 2024)
Total Number of Directors
	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	5	1
Part II: Demographic Background
African American or Black	1	0
Hispanic or Latinx	0	1
White	5	4
Two or More Races or Ethnicities	1	0
Did Not Disclose Demographic Background	1

The table below summarizes some of the skills and experience that the Board believes each director possesses and are relevant to such director’s Board and committee service. This summary is not intended to be an exhaustive list of each of our directors’ skills or contributions, and the lack of a checkmark for a particular item does not necessarily mean that the director does not possess that skill or experience.

	Beyer	Cepak	Drummond	Halverson	Hendricks	Huff	Jaime	Judah	Nelson	Robertson	Stewart
SKILLS AND EXPERIENCE
Accounting and Finance Understanding of finance and public company financial reporting		✓	✓	✓	✓	✓		✓	✓	✓	✓
Corporate Finance/Capital Markets Corporate finance, capital markets and/or merger and acquisition experience		✓	✓	✓	✓	✓			✓	✓	✓
Corporate Governance Corporate governance principles and process	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Environmental and Safety Safety and environmental regulations	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓
Global Management and/or work experience with businesses operating outside of the United States	✓		✓	✓	✓	✓	✓	✓		✓	✓
Human Resource Management Human resource management and/or work experience							✓	✓		✓
Independent Satisfies the independence requirements of Nasdaq and the Securities and Exchange Commission	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓
Industry and Operations Operational and management experience in the oil and gas industry	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Leadership Business and strategic management experience from service in a leadership position, such as a CEO, COO, CFO or other senior leadership position of a significant operating unit	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
Legal Background Practiced law and/or has law degree						✓		✓
Prior Board Experience Service on public company boards	✓	✓	✓			✓		✓	✓	✓	✓
Risk Oversight Understanding significant risks facing companies	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology Developing and investing in new technologies	✓		✓	✓	✓	✓	✓	✓		✓	✓

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

Curtis W. Huff — Mr. Huff has served as Chairman of the Board of Patterson-UTI since June 2020, as a director of Patterson-UTI since May 2001 and served as a director of UTI Energy Corp. ("UTI") from 1997 to May 2001. Mr. Huff is owner and Chairman of Freebird Partners, a private investment firm created in 2002 that is focused on oilfield service companies and technology. Mr. Huff co-founded Intervale Capital, an oilfield service private equity firm, in 2006 and served as a Managing Director from 2006 to 2012, when he sold his interest in the firm. Mr. Huff also serves as Chairman of Impact Fluid Solutions LP, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff also serves as a director at various of Freebird’s private portfolio companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Norton Rose Fulbright US LLP where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law. Mr. Huff is the immediate past Chairman of the Board of Directors of the University of St. Thomas in Houston, Texas and is actively involved with various charities, including the Houston Food Bank.

The Board of Directors considered Mr. Huff’s background as an executive of publicly traded oilfield services companies and as an owner and manager of a private investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

Robert W. Drummond — Mr. Drummond has served as Vice Chairman of the Board and a director of Patterson-UTI since September 2023. Mr. Drummond served as a member of NexTier’s board of directors from August 2018 to September 2023. He joined NexTier in August 2018 as Chief Executive Officer and was elected as President in October 2019, which position he held until September 2023. Prior to joining NexTier, Mr. Drummond served as the President & Chief Executive Officer of Key Energy Services, Inc. and served for more than 30 years at Schlumberger Limited in various executive positions. Mr. Drummond has been a Supervisory Director at Expro Group Holdings N.V. since May 2017. He has previously served on the board of directors of the National Ocean Industries Association, the Houston Offshore Energy Center, the Greater Houston Partnership, the API Upstream Committee, and as an Advisory Board Member of the University of Houston Global Energy Management Institute. Mr. Drummond attained his B.S. in Mineral/Petroleum Engineering from the University of Alabama.

The Board of Directors considered Mr. Drummond’s more than 30 years of leadership experience in the oil and gas industry, including his service as Chief Executive Officer and President of multiple oilfield service companies. The Board also considered Mr. Drummond’s experience in leading NexTier preceding its merger with Patterson-UTI, and the benefits to the Board from having Mr. Drummond’s institutional knowledge as a resource for the Board following the merger. In addition, the Board noted his extensive experience serving or previously serving on public company boards and on the board of directors of a variety of industry organizations.

William Andrew Hendricks, Jr. —Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012 and as a director of Patterson-UTI since June 2017. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. Prior to Patterson-UTI, Mr. Hendricks worked in a number of positions at Schlumberger for 24 years, where he last served as a drilling division President, having lived and worked around the world in the energy industry, offshore and onshore, and conducting business at times in Spanish and French. As CEO at Patterson-UTI, he has focused on transformation through investments in people and technology, growth through strategic acquisitions, improving diversity in recruiting and leadership and also enhancing the company’s sustainability and ESG position. Mr. Hendricks attended Texas A&M University, receiving a Bachelor of Science degree in Petroleum Engineering, and then began his career working on an offshore drilling rig in the Gulf of Mexico for Ocean Drilling & Exploration Company (currently Diamond Offshore). Mr. Hendricks is past Chairman of the International Association of Drilling Contractors, IADC Contractor of the Year in 2021, a member of the Society of Petroleum Engineers, an energy contributor on CNBC and has testified on energy matters with the U.S. Senate Committee on Energy and Natural Resources in Washington D.C.

The Board of Directors considered Mr. Hendricks’ more than 30 years of combined operational and managerial experience in the oil and gas industry. In addition, the Board noted his nearly 12 years of service as Patterson-UTI’s President and Chief Executive Officer and nearly 10 years of service in numerous executive positions with Schlumberger Limited, a global provider of oilfield services, including nearly two years as President of Schlumberger Drilling & Measurements. The Board further considered Mr. Hendricks’ significant experience with evaluating the drivers for macro trends in the oil and gas industry, as well as managing the cyclical nature of the oil and gas service business, which allows Mr. Hendricks to provide valuable input into the development and implementation of Patterson-UTI’s corporate strategy. In addition, the Board noted that Mr. Hendricks’ operational experience brings valuable knowledge to the oversight of achieving safe and efficient operations. The Board also considered Mr. Hendricks’ significant experience working in numerous worldwide locations, which allows him to provide valuable counsel regarding possible expansion into new international markets.

Leslie A. Beyer — Ms. Beyer has served as a director of Patterson-UTI since September 2023. Ms. Beyer served as a member of NexTier’s board of directors from February 2023 to September 2023. Ms. Beyer has served as a director of Forum Energy Technologies since December 2023. Ms. Beyer served as the Chief Executive Officer of the Energy Workforce & Technology Council from 2014 to 2023, the largest global energy technology and services association. She is a frequent speaker on issues facing the energy industry including the global energy market, regulatory environment and ESG best practices. Ms. Beyer has been an advocate for the energy services sector testifying before Congress and frequently appearing on national media outlets. She also serves on the Advisory Board of the Energy Advisory firm Veriten. Before joining EWTC, her career highlights include 15 years in Washington, D.C. serving in policy and public affairs roles in the U.S. Senate, multiple presidential campaigns, The White House – Executive Office of the President, U.S. State Department and U.S. Department of Housing and Urban Development. After government service, Ms. Beyer began a career in advocacy as Director, Member and Board Relations with the National Association of Manufacturers. Ms. Beyer holds a bachelor’s degree of arts in Latin American Studies from The University of Texas at Austin.

The Board of Directors considered Ms. Beyer’s leadership and advocacy for responsible operations in the energy sector and extensive experience supporting the energy services sector, and the depth and perspective that such experience would bring to the Board. The Board also noted Ms. Beyer’s leadership as Chief Executive Officer of the Energy Workforce & Technology Council and her deep understanding of regulatory and environmental issues, which allows her to provide Patterson-UTI with valuable insight into industry issues.

Tiffany (TJ) Thom Cepak — Ms. Cepak has served as a director of Patterson-UTI since August 2014. Ms. Cepak has served as a director of Ranger Oil Corporation, an upstream oil and gas company, since September 2019, as a director of California Resources Corporation, an upstream oil and gas company, since October 2020 (and as chair since April 2021) and as a director of EnLink Midstream, LLC, a midstream company, since December 2021. Ms. Cepak served as the Chief Financial Officer of Energy XXI Gulf Coast, Inc., an upstream oil and gas company, from August 2017 to October 2018. Ms. Cepak served as the Chief Financial Officer of KLR Energy (and, subsequent to its business combination, Rosehill Resources Inc., an upstream oil and gas company) from January 2015 to June 2017. Ms. Cepak served as a director of Yates Petroleum Corporation, a privately owned, independent oil and gas exploration and production company, from October 2015 to October 2016. Ms. Cepak served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Ms. Cepak began her career with EPL as a Senior Asset Management Engineer, a position she held until she was appointed Director of Corporate Reserves in September 2001. Ms. Cepak was named EPL’s Director of Investor Relations in April 2006 and Vice President, Treasurer and Investor Relations in July 2008. In July 2009, Ms. Cepak was designated as EPL’s Principal Financial Officer and, in September 2009, she was appointed Senior Vice President. Ms. Cepak has more than 25 years of energy industry experience and prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

The Board of Directors considered Ms. Cepak’s more than 25 years of operational and financial experience in the energy industry. The Board noted her service in various operational roles, including as a reservoir engineer for a major oil and gas exploration and production company. The Board also noted Ms. Cepak’s executive management experience, including as chief financial officer of a publicly traded independent oil and gas exploration and production company, which allows her to provide Patterson-UTI with valuable insight on financial and strategic matters. The Board also considered Ms. Cepak’s diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Gary M. Halverson — Mr. Halverson has served as a director of Patterson-UTI since September 2023. Mr. Halverson served as a member of NexTier’s board of directors from September 2016 to September 2023. In 2016, Mr. Halverson became a Senior Advisor at First Reserve, a private equity firm that focuses on energy investments, and a Partner at 360 Development Partners, a commercial real estate firm. Mr. Halverson was formerly Group President of Drilling and Production Systems and Senior Vice President at Cameron International Corporation from 2014 to 2016 prior to its sale to Schlumberger in 2016. He has over 38 years of industry experience with Cameron, where he worked in various leadership roles across the U.S., Latin America and Asia. Mr. Halverson currently serves as Chairman of the Board of Directors of the Petroleum Equipment Suppliers Association, as a director on the board of the General Committee of Special Programs of the American Petroleum Institute, as a director on the board of the Well Control Institute, as a director on the board of FlexSteel Pipeline Technologies, Inc. and was the U.S. delegate to the World Petroleum Congress.

The Board of Directors considered Mr. Halverson’s over 40 years of leadership and operational experience in the energy industry. The Board also noted Mr. Halverson’s extensive financial and investment experience, including as a senior advisor of an energy-focused private equity firm, which brings a valuable financial and strategic perspective to the Board. The Board also noted Mr. Halverson’s continued involvement in a variety of industry organizations, which brings a wide knowledge of industry perspectives to the Board.

Cesar Jaime — Mr. Jaime has served as a director of Patterson-UTI since April 2022. Mr. Jaime previously served on the board of Summum Group Ltd, a provider of well servicing and oil and gas engineering and construction in Colombia, Mexico and Peru, from 2014 to 2022. Mr. Jaime previously served on the board of LAREIF, a renewable energy developer in Colombia, from 2014 to 2019. Mr. Jaime served in various management positions at Schlumberger between 1981 and 2010, including serving as President of Schlumberger’s Latin America business from 2008 to 2010. Mr. Jaime has served on the board of Alliance Schlumberger, a non-profit organization grouping former Schlumberger engineers, since 2019. Mr. Jaime holds a Bachelor of Science degree in electrical engineering from Pontificia Universidad Javeriana in Bogotá, Colombia.

The Board of Directors considered Mr. Jaime’s 30 years of experience in international oilfield services in Latin America, Europe and Africa for Schlumberger, including serving as President of Latin American operations. The Board also noted his international operations background in light of the Company’s drilling operations in Colombia and recent acquisition of Ulterra, which operates in many countries across the world. The Board also considered the breadth of his experience including in key management roles in operations, sales and human resource management.

Janeen S. Judah — Ms. Judah has served as a director of Patterson-UTI since April 2018. Ms. Judah has served as a director of the general partner of Crestwood Equity Partners LP, a midstream company, since November 2018. Ms. Judah has also served as a director for privately held Aethon Energy III, LLC, an upstream oil and gas investment firm, since June 2019, and as a member of the University Lands Advisory Board since August 2020. Ms. Judah served as a director of Jagged Peak Energy Inc., an upstream oil and gas company, from April 2019 to January 2020, when Jagged Peak was acquired by Parsley Energy. Ms. Judah served as the President of the Society of Petroleum Engineers from September 2016 to October 2017 while on secondment from Chevron, and as a member of the Board of Directors of the Society of Petroleum Engineers from 2003 to 2006 and from 2012 to 2018. Ms. Judah held numerous leadership positions at Chevron, including general manager for Chevron’s Southern Africa business unit from August 2010 to September 2016, president of Chevron Environmental Management Company from August 2007 to August 2010 and general manager of reservoir and production engineering for Chevron Energy Technology Company from June 2004 to August 2007. Before joining Chevron in 1998, she held various upstream petroleum engineering positions for Texaco and Arco, starting in Midland in 1981. Ms. Judah holds Bachelor of Science and Masters of Science degrees in petroleum engineering from Texas A&M University, a Masters of Business Administration from the University of Texas of the Permian Basin and a Juris Doctorate from the University of Houston Law Center. Ms. Judah is a registered professional Engineer in Texas, currently serves on both the Texas A&M and University of Houston College of Engineering Advisory Councils, and has been a member of the Texas A&M Petroleum Engineering Industry Board since 1996. Ms. Judah is also president-elect of Houston Audubon, a conservation land trust and environmental education nonprofit organization.

The Board of Directors considered Ms. Judah’s more than 35 years of operational, managerial and environmental experience in the oil and gas industry. The Board noted her experience derived from oil and gas industry positions held involving significant operational and management responsibilities, including positions with Chevron and upstream petroleum engineering positions. The Board also noted Ms. Judah’s extensive international experience, including most recently as general manager for Chevron’s Southern Africa business unit, which allows her to provide Patterson-UTI with valuable insight on international and strategic matters. The Board also considered Ms. Judah’s service as the President of the Society of Petroleum Engineers from 2017 to 2018, as well as her diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Amy H. Nelson — Ms. Nelson has served as a director of Patterson-UTI since September 2023. Ms. Nelson served as a member of NexTier’s board of directors from October 2019 to September 2023. She is also the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of corporate and product line strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation and infrastructure development. Her clients span a broad range of oilfield service, product and geographic markets. Ms. Nelson has been a member of APA Corporation’s board of directors since 2014, and she is a member of both its audit committee and corporate responsibility, governance, and nominating committee. She also joined the Helix Energy Solutions Group, Inc. board of directors and its audit committee in July of 2019, and in May of 2020 began serving as the chair of the audit committee. Ms. Nelson began her career at Amoco Production Company in a variety of engineering, project management and planning roles. From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution and portfolio company management. During her tenure at SCF Partners and Greenridge Advisors, Ms. Nelson has served on the board of directors of several private companies. Ms. Nelson has devoted her career to serving companies in the oil and gas industry.

The Board of Directors considered Ms. Nelson’s extensive oilfield service experience through her founding and leadership of an energy services and equipment consulting firm, as well as her financial and strategic experience gained through her service at an oilfield service and equipment-focused private equity firm. The Board also considered Ms. Nelson’s extensive board of directors experience as a result of currently serving or previously serving on public company boards and a variety of private company boards, bringing valuable corporate governance, sustainability and oversight experience to the Board.

Julie J. Robertson — Ms. Robertson has served as a director of Patterson-UTI since April 2022. Ms. Robertson has served as a director of EOG Resources, Inc., an upstream oil and gas company, since January 2019, as a director of Superior Energy Services, Inc., an oilfield services company, since February 2021 and as a director of Seadrill Limited, an offshore drilling contractor, since November 2021. Ms. Robertson served in the role of Executive Chairman of Noble Corporation plc (“Noble”), an offshore drilling contractor, from May 2020 until her retirement from Noble in February 2021. Previously, Ms. Robertson served as Chairman of the Board, President and Chief Executive Officer of Noble from January 2018 until May 2020. Ms. Robertson previously served in various other management roles for Noble and its subsidiaries, including (i) Executive Vice President from 2006 to January 2018, (ii) Senior Vice President — Administration from 2001 to 2006 and (iii) Vice President — Administration from 1996 to 2001. Ms. Robertson also served continuously as Corporate Secretary of Noble from 1993 until assuming the Chairman’s role in 2018. Ms. Robertson joined a predecessor subsidiary of Noble in 1979. Ms. Robertson holds a Bachelor of Journalism degree from the University of Texas at Austin and successfully completed the Harvard Business School Advanced Management Program in 1998.

The Board of Directors considered Ms. Robertson’s more than 40 years of operational, managerial, administrative and human resource experience at a leading global offshore drilling contractor, including as the Executive Chair and as the Chair of the Board, President and Chief Executive Officer. The Board noted Ms. Robertson’s extensive international experience, including working in over 45 countries, her experience in mergers and acquisitions and her experience in global compliance and risk mitigation, executive compensation, governance and sustainability matters and supply chain management. Ms. Robertson also has extensive board of directors experience as a result of currently serving or previously serving on four public company boards. The Board also considered Ms. Robertson's recognition as 2013 Drilling Contractor of the Year by the International Association of Drilling Contractors, and her recognition in 2020 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

James C. Stewart— Mr. Stewart has served as a director of Patterson-UTI since September 2023. Mr. Stewart served as a member of Keane’s and, subsequently, NexTier’s board of directors from March 2011 to September 2023. He joined Keane (predecessor to NexTier) in March 2011 as Chairman and Chief Executive Officer and served as Executive Chairman from August 2018 to October 2019. Mr. Stewart has served as Chief Executive Officer of Covenant Testing Technologies, a provider of flowback, production and sand management, and pressure control equipment rentals and associated services, since October 2023. Prior to joining Keane, from 2007 to 2009, he served as the President and Chief Executive Officer of a privately held international drilling company. From 2006 to 2007, Mr. Stewart served as Vice President of Integrated Drilling Services for Weatherford International plc, based in London and Dubai, where he created and managed a global business unit that included a 50-rig international land contract drilling group and a global project management team. Mr. Stewart began his career with Schlumberger Limited, where he held senior leadership positions across the globe over the span of 22 years.

The Board considered Mr. Stewart’s more than 30 years of leadership experience in the oilfield services industry, including his service as former Chief Executive Officer of NexTier and of another oilfield service company. The Board also considered his extensive international experience and management of global business and project management teams, which brings perspective to the Board and allows him to provide Patterson-UTI with valuable insight on international and strategic matters.

Board Leadership Structure and Independent Chairman

The Board evaluates its leadership structure on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO, and our Chairman is an independent director. In addition to having an independent Chairman, the Board has an independent Vice Chairman who works with the independent Chairman to provide independent oversight and leadership of the Board.

The independent directors meet regularly in executive sessions at which only independent directors are present, and the Chairman chairs those sessions. The Chairman serves as a liaison between the independent directors and any employee directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate. The Chairman also participates from time to time in meetings with large stockholders.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

Board Role in Risk Oversight

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board delegates to its committees responsibility for overseeing certain types of risk, as reflected in the chart below, and the committees in turn report regularly to the Board on their respective areas of oversight.

Board of Directors

•
The Board oversees assessment of major risks facing the Company and, to the extent the Board deems it appropriate, evaluates options for their mitigation. The risks that the Board routinely oversees, either directly or by delegating to a committee, include those related to safety, operations, financial matters, strategy, technology, competition, legal and regulatory matters, and sustainability matters, including climate change-related matters.
•
The Board and its committees discharge their oversight responsibility, in part, through regular inquiries from the Chairman of the Board and other directors to senior management, regular discussions during Board and committee meetings of general and specific risks to Patterson-UTI, and periodic communications with senior management regarding particular risks and events.
•
The Board oversees risk management by our senior management team, in part, by reviewing and evaluating major financial objectives, critical strategies, and long-term plans, including major allocations of capital, significant proposed business acquisitions and divestitures, safety and operating performance, sustainability performance, and stockholder returns.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Sustainability Committee
•
Financial statements and internal controls
•
Independent auditors and internal audit function
•
Financial reporting process
•
Legal and ethics compliance programs
•
Sustainability disclosures in SEC reports and financial statements
•
Cybersecurity

• Compensation policies and related risks • Compensation of executive officers, including KPIs • Incentive compensation plan administration • CD&A and report in proxy statement
•
Corporate governance guidelines and code of business conduct
•
Review of board performance
•
Recommendation of director nominees and committee composition
•
Executive succession planning
•
Assistance with governance-related sustainability issues, including climate-related risks and opportunities

•
Sustainability risks and opportunities, including climate-change related matters
•
Sustainability report and related disclosure issues
•
Sustainability-related strategy, policies and practices
•
Health, safety and environmental protection policies; related risks
•
Human and workplace rights and policies, including diversity and inclusion policies and human capital management

Senior Management

Day-to-day responsibility for:

•
Identifying corporate risks, including climate-related risks and opportunities
•
Assessing the potential level of impact to the business from such risks
•
Implementing appropriate risk management strategies, including integrating consideration of risk and risk management into business decision-making
•
Reviewing the effectiveness of our risk management efforts

Our senior management identifies risks and opportunities through discussions with employees and other stakeholders, including customers, investors, trade associations and industry groups; engagement with environmental, social and governance (ESG) groups; and our own business risk assessments, as well as regular monitoring of legal, regulatory and policy changes with the potential to affect the industry as well as our company specifically. We believe that climate risks are inherently business risks, and our assessment of these climate-related transition and physical risks is integrated into our business risk assessment process.

Our senior management and representatives from our business units regularly communicate with the Board on risk management matters. Senior management conducts regular risk assessments to identify risks that have the potential to significantly affect our business over the short-, medium- and longer term and reviews with the Board risk mitigation and oversight measures, including prioritization of risk management and allocation of responsibility within the Company for the management of a particular risk.

Meetings and Committees of the Board of Directors

The Board of Directors met 11 times during the year ended December 31, 2023. Each then-serving director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Drummond, Halverson, Huff, Jaime and Stewart and Mses. Beyer, Cepak, Judah, Nelson and Robertson are independent within the meaning of the Nasdaq listing standards. In addition, each of Michael W. Conlon and Terry H. Hunt, who served on the Board until September 1, 2023, qualified as independent during their service on the Board. In making its independence determinations, the Board considered transactions occurring since the beginning of 2023 between Patterson-UTI and entities associated with the independent directors or their immediate family members. The Board considered that since October 2023, Mr. Stewart has been employed by an organization that does business in the ordinary course with a subsidiary of Patterson-UTI. The amount received by Patterson-UTI or such other organization in each of the last three fiscal years did not exceed the greater of $200,000 or 1% of either Patterson-UTI’s or such organization’s consolidated gross revenues.

The Board of Directors has established five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Sustainability Committee.

The Executive Committee, which currently is composed of Messrs. Huff (chair), Drummond and Hendricks, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors. The Executive Committee held one meeting during the year ended December 31, 2023.

The Audit Committee members are Mses. Cepak (chair), Judah and Robertson, and Messrs. Halverson, Jaime and Stewart, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s execution of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Ms. Cepak is an “audit committee financial expert” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held six meetings during the year ended December 31, 2023. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Halverson (chair) and Huff and Mses. Cepak and Nelson, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers of Patterson-UTI and periodically reviews director compensation and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held six meetings during the year ended December 31, 2023. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Mses. Robertson (chair) and Beyer and Messrs. Huff and Stewart, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to, among other things, identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the annual meetings of stockholders, to recommend nominees for Board committees, to review Patterson-UTI’s Code of Business Conduct and Corporate Governance Guidelines, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the annual review of the Board and management. The Nominating and Corporate Governance Committee assists the Board’s Sustainability Committee in its oversight of governance-related sustainability issues, including climate-related risks and opportunities. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2023.

The Sustainability Committee members are Mses. Nelson (chair), Beyer and Judah and Messrs. Drummond, Jaime and Stewart, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Sustainability Committee is to, among other things, review significant policies and performance and provide guidance on matters relating to sustainability, oversee and monitor the Company’s vision and values relating to sustainability, advise the Board and management on significant public issues related to sustainability matters, assist management in setting strategy, establishing goals and integrating sustainability into strategic and tactical business activities across the Company to create long-term stockholder value, and review and recommend to the Board for approval any sustainability reporting to the public or governmental agencies. The Board of Directors has adopted a written charter for the Sustainability Committee. The Sustainability Committee held five meetings during the year ended December 31, 2023.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All of the then-serving directors attended the 2023 annual meeting of stockholders either in person or by telephone.

Consideration of Director Nominees and Governance Policy

On behalf of the Board, the Nominating and Corporate Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. A stockholder’s notice to the Secretary of Patterson-UTI shall contain certain information specified in Patterson-UTI’s bylaws regarding the stockholder and the proposed nominee. See “Other Matters—Stockholder Proposals for 2025 Annual Meeting” and Article I, Section 8 and Article I, Section 11 of Patterson-UTI’s bylaws.

The number of directors may be fixed or changed by amendment of Patterson-UTI's bylaws or by resolution of the Board. The Board assesses periodically, in connection with director refreshment and other considerations, whether a larger or smaller number of directors would be preferable.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. The Nominating and Corporate Governance Committee also reviews the individual performance and qualifications of each director who wishes to be considered for nomination to the Board. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it is required, in accordance with our Corporate Governance Guidelines, to consider diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of

Directors composition as a whole when evaluating a director nominee. The Board assesses its effectiveness in this regard as part of the annual board and director evaluation process.

In connection with the closing of the NexTier merger in September 2023, the Board adopted a Governance Policy that sets forth certain requirements on the Board and its composition for a period of two years following completion of the NexTier merger. The Governance Policy provides that, at each of the 2024 and 2025 annual meetings of stockholders, the Patterson-UTI Board will re-nominate each Patterson-UTI and NexTier designee then serving on the Patterson-UTI Board for re-election by stockholders, subject to certain exceptions. In addition, until September 1, 2025, (i) the Nominating and Corporate Governance Committee will have an equal number of Patterson-UTI and NexTier designees, (ii) all other committees will have at least one NexTier designee, such that the membership of all the committees (excluding the Executive Committee) of the Patterson-UTI Board, taken as a whole, will have an equal number of Patterson-UTI and NexTier designees and (iii) the Executive Committee will consist of the Chairman, Vice Chairman and Chief Executive Officer. Mses. Cepak, Judah and Robertson and Messrs. Huff, Hendricks and Jaime are the current Patterson-UTI designees, and Mses. Nelson and Beyer and Messrs. Drummond, Halverson and Stewart are the current NexTier designees.

Board and Director Performance Assessments

The Nominating and Corporate Governance Committee annually reviews and evaluates the performance of the Board, each Committee of the Board, and each director in order to improve the effectiveness of the Board and each Committee of the Board. The Committee assesses the contributions of the Board as a whole and each of its Committees and identifies areas in which improvements may be made. The results of the evaluations are reviewed and discussed with the Board and its Committees, and recommendations are made, as appropriate, to the Board and its Committees.

The Nominating and Corporate Governance Committee also annually reviews the individual performance and qualifications of each director who wishes to be considered for nomination for reelection to the Board.

Continuing Education

Continuing education helps our directors strengthen their skills, deepen their understanding of our business and operations and stay current with emerging issues that affect our business, governance and compensation practices. It also helps directors keep abreast of governance developments and requirements and understand the issues we face in the context of our business. To further these goals, our Board’s continuing director education policy requires directors to participate in continuing education programs and reimburses directors for expenses incurred in connection with such education programs.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long-term business strategies. The Board of Directors reviews succession planning for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession planning addresses (i) both current and long-term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness; (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long-term continuity planning for succession to the Chief Executive Officer position.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability

Patterson-UTI strives to be a leader in our industry in the area of environmental, social, governance ("ESG") and other sustainability-related issues, and remains committed to managing these issues for the long-term benefit of our employees, communities and our business. We aim to minimize our environmental impact in the communities in which we work and live, while providing services for our customers in a safe and responsible manner. We invest extensively in the safety, health and well-being of our people, who are our greatest strength. Also, maintaining a rigorous focus on ethics and integrity at every level of our operations is a practice on which all of our success depends.

We also promote overall wellness with our employees through our PTEN Cares program, which reminds employees of the importance of taking care of each other and remaining aware of how important overall health and wellness is to our employees and their families. Through our PTEN Cares program, we also engage with local communities to make a positive impact where we work and live.

We encourage you to review our latest sustainability report for more detailed information regarding our sustainability programs and initiatives. A copy of Patterson-UTI’s sustainability report can be accessed electronically in the “Sustainability” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI. Nothing on our website, including our sustainability report or sections thereof, shall be deemed incorporated by reference into this proxy statement or other filings that we make with the SEC. Our ESG goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met.

At Patterson-UTI, we believe that a commitment to diversity and inclusion for all is foundational and extends beyond what is required by various federal, state and local laws. We actively foster an inclusive culture where our employees are supported, valued and respected. We are proud of our workforce, where all employees can contribute to the success of the Company, drawing upon their unique backgrounds, perspectives and life experiences.

We recognize that a diverse workforce is imperative in order to remain competitive and to meet our customers’ expectations. As part of our diversity and inclusion efforts, we recruit candidates from different geographies, with a focus on employing local content in the communities near where we operate. We partner with state and local workforce commissions to ensure potential candidates from a variety of backgrounds and experiences are aware of open positions. We also utilize the services of a leading third-party provider of diversity recruitment to help advertise our positions to various organizations.

Our leaders remain focused and committed to a diverse workplace and culture of inclusion and respect, and they drive accountability for promoting and maintaining that commitment throughout our Company. Additionally, our Senior Vice President of Sustainability, Diversity and Culture partners with other Company leaders to ensure that our businesses are each doing their part to adhere to Company policies, programs and initiatives that promote our diverse workplace and our culture of inclusion and respect.

Patterson-UTI’s Code of Business Conduct and Ethics and Equal Employment Opportunity and Anti-Harassment Policy prohibit discrimination or harassment of any type and afford equal employment opportunities to all employees and applicants, without regard to age, race, sex, color, religion, national origin, disability, marital status, covered veteran status, genetic information, sexual orientation, gender identity or any other characteristic protected under state, federal or local law. Each employee is expected to demonstrate a shared commitment to Patterson-UTI’s values regarding diversity and inclusion, as well as mutual respect for all co-workers, vendors, customers, third parties, and business partners.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Huff, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Corporate Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•
Audit Committee Charter;
•
Compensation Committee Charter;
•
Nominating and Corporate Governance Committee Charter;
•
Sustainability Committee Charter;

•
Corporate Governance Guidelines;
•
Governance Policy;
•
Code of Business Conduct and Ethics for its employees, officers and directors;
•
Code of Business Conduct and Ethics for Senior Financial Executives; and
•
Global Anticorruption Policy.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2024, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be available to participate in the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm. Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on, and voted “FOR” or “AGAINST,” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will not be counted as votes cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. If you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will be entitled, but not required, to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO

2021 LONG-TERM INCENTIVE PLAN

Background

The Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan (as previously amended, the “2021 Plan”) was originally approved by Patterson-UTI's stockholders effective as of June 3, 2021. On June 8, 2023, our stockholders approved an amendment to the 2021 Plan to increase the number of shares available for issuance thereunder by 5.445 million shares. On September 1, 2023, in connection with the NexTier merger, our Board of Directors approved a second amendment to the 2021 Plan to assume 10,050,932 shares previously reserved for issuance under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (the “NexTier Plan” and such assumed shares, the “NexTier Pool”) as permitted by Nasdaq Rule 5635(c). Pursuant to Nasdaq Rule 5635(c) and such amendment, the NexTier Pool may only be used for awards granted on or prior to January 3, 2027 to persons who were not employees, directors, consultants or advisors of the Company or any of its subsidiaries as of immediately prior to the September 1, 2023 NexTier merger closing date.

Subject to the approval of our stockholders, on March 28, 2024 our Board of Directors approved a third amendment to the 2021 Plan (the “Plan Amendment”) to (i) increase the number of shares available for issuance under the plan by 20 million shares, (ii) eliminate the NexTier Pool on a go forward basis, (iii) expand the plan’s restrictions on share recycling, and (iv) make certain edits to the recoupment provisions under the plan. No other changes are proposed by the Plan Amendment. Participation in the 2021 Plan is broad based, with approximately 240 employees and directors participating in 2023. The elimination of the NexTier Pool, and the concurrent increase in the overall number of shares available for issuance under the 2021 Plan, are being proposed in order to preserve the flexibility of the Company to grant future awards to all of its employees, directors, consultants or advisors without the limitations to which the NexTier Pool is subject.

In considering the Plan Amendment, our Board of Directors considered the dilutive impact of the additional share pool request, and in particular our overhang level. Overhang is equal to the total number of shares subject to equity awards outstanding (assuming target payout of all performance units (PSUs) then outstanding) plus the total number of shares available for grant under the Company’s equity plans, divided by the sum of the total common shares outstanding, the number of shares subject to equity awards outstanding (assuming target payout of all PSUs then outstanding) and the total number of shares available for grant under the Company’s equity plans. Our total overhang was 5.4% based on our shares and shares subject to equity awards outstanding (assuming target payout of all PSUs then outstanding) as of March 28, 2024, and would increase to 7.6% upon approval of the Plan Amendment (given the elimination of the NexTier pool and the additional share request). Approval of the Plan Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or by proxy and entitled to vote at the Meeting.

If the Plan Amendment is not approved by stockholders, the 2021 Plan will remain in effect with its current share pool. As of March 28, 2024, there were 13,616,988 shares of common stock remaining available for grant under the 2021 Plan, assuming a target payout of all PSUs then outstanding. Of these shares available for grant, (i) 3,728,086 of these shares were available for awards to any employees, directors, consultants or advisors of the Company, and (ii) 9,888,902 of these shares were available for awards using the NexTier Pool, which may only be used for awards to persons who were not employees, directors, consultants or advisors of the Company or any of its subsidiaries as of immediately prior to September 1, 2023. If the Plan Amendment is not approved by stockholders, we will continue to be limited with respect to the awards that can be granted from the NexTier Pool and will not be able to continue our equity-based long term incentive program once these remaining pools are depleted, which would require us to increase significantly the cash component of our employee compensation program in order to remain competitive and adequately compensate our employees.

Certain material terms of the 2021 Plan are discussed below; however, the description is subject to, and qualified by the full text of the 2021 Plan, attached hereto as Annex A, which includes the Plan Amendment highlighted in bold. Unless otherwise indicated, references to the “2021 Plan” in the following description of the material terms of the 2021 Plan reflect the 2021 Plan as amended by the Plan Amendment.

Best Practices

Independent Oversight. The Compensation Committee, composed solely of non-employee independent directors, approves all grants made to employees under the 2021 Plan; provided, however, that the Compensation Committee may delegate to the Board or any committee of the Board, to one or more executive officers or a committee of executive officers its right to grant awards under the 2021 Plan to employees who are not executive officers or directors of Patterson-UTI pursuant to such conditions or limitations as the Compensation Committee may establish. The Board of Directors approves all grants to directors under the 2021 Plan.

No Repricing of Options or SARs. The 2021 Plan prohibits the repricing and replacement of stock options or stock appreciation rights (“SARs”) at lower exercise prices unless approved by our stockholders.

No Discounted Options or SARs. Stock options and SARs may not be granted with an exercise price below the fair market value of our common stock on the date of grant.

No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on stock options or SARs.

No Dividends or Dividend Equivalents Paid on Unvested Awards. Any dividends or dividend equivalents will only be paid if and to the extent the underlying shares vest pursuant to the terms of the award.

Limited Terms for Options and SARs. Stock options and SARs granted under the 2021 Plan are generally limited to 10-year terms.

No Liberal Share Recycling. The 2021 Plan prohibits liberal share recycling. Shares delivered to Patterson-UTI or withheld to satisfy the exercise price of a stock option or SAR or withholding tax obligations on any award, shares not issued in the net settlement of a stock-settled SAR, and shares repurchased on the open market with the proceeds of a stock option exercise will not again be made available for grant under the 2021 Plan.

No “Evergreen” Provision. Shares authorized for issuance under the 2021 Plan will not be replenished automatically. Any additional shares to be issued over and above the current share pool, as increased by the Plan Amendment, will require further stockholder approval.

No Tax Gross-Ups. The Compensation Committee does not provide tax gross-ups in connection with awards under the 2021 Plan.

Annual Limitation on Director Compensation. The total compensation paid to each non-employee director for their service as such, whether in cash or in equity awards under the 2021 Plan (based on the grant date fair value of any such awards) during a single fiscal year may not exceed $750,000 (or $1,000,000 for any fiscal year in which the non-employee director is first appointed to the Board or any fiscal year in which the non-employee director serves as chairman or lead director).

Recoupment. Awards granted under the 2021 Plan are subject to the Patterson-UTI Energy, Inc. Clawback Policy and will be subject to any other clawback policy adopted by us. In addition, if we are required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement, the 2021 Plan requires recoupment where required under Section 304 of the Sarbanes-Oxley Act of 2002 and permits recoupment from any participant who engaged in such misconduct. See the description of our current Clawback policy below under “Clawback Policy”.

Minimum Vesting. Subject to a 5% carve-out, all awards are subject to a minimum vesting period of one year from the date of grant, except in the case of substitute awards, awards delivered in lieu of fully-vested cash obligations, certain awards to directors that vest in connection with an annual meeting, and permitted accelerations of awards, such as in connection with a holder's retirement, death or disability or in the event of a change in control.

Burn Rate

Our Board and Compensation Committee are committed to using equity awards prudently and considers the dilutive impact of annual grants on our stockholders. Set forth below is information on the awards granted or earned and our burn rate for the years 2021-2023 under our previous equity compensation plan, the Amended and Restated 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”) and the 2021 Plan:

	A	B	C	D	E	F	G
Fiscal Year	Stock Options Granted (1)	Time-Based RSUs Granted (1)	PSUs / Performance-Based RSUs Granted (1)(2)	Actual PSUs and Performance- Based RSUs Earned (1)	Total (1)(3)	Weighted Average # of Common Shares Outstanding	Burn Rate (4)
2023	—	1,840,861	796,976	1,001,000	5,683,722	280,061,025	2.03%
2022	—	1,554,849	414,000	979,600	5,068,898	219,495,864	2.31%
2021	—	1,797,875	843,000	621,400	4,838,550	195,021,450	2.48%
Average Three-Year Burn Rate (2021-2023)							2.27%

(1)
Excludes 652,573 stock options and 7,438,031 time-based RSUs outstanding under the NexTier Plan and the NexTier Oilfield Solutions Inc. (Former C&J Energy) Management Incentive Plan (the “Former C&J Energy Plan”), which we assumed in connection with the NexTier Merger. All of these assumed awards had been previously granted by NexTier or its affiliates in periods prior to the NexTier merger.
(2)
Reflects target number of PSUs granted in applicable fiscal year.
(3)
Total number of shares in a particular fiscal year includes all time-based awards granted during such fiscal year, and all PSUs and RSUs for which the performance criteria was certified as attained and earned during such fiscal year. In light of the fungible ratio share counting provisions of both the 2014 Plan and the 2021 Plan, RSUs and PSUs are counted as two shares in the Total amount. Accordingly, the number in this “Total” column for a particular fiscal year is derived as follows: (i) column A (zero for each year); plus (ii) column B, times two, plus (iii) column D, times two.
(4)
PSUs granted in the applicable fiscal year and not yet earned are excluded from the calculation of burn rate.

Description of the 2021 Plan

The primary objective of the 2021 Plan is to assist Patterson-UTI and its subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and advisors of Patterson-UTI who are expected to contribute to its success and achieve long-term objectives which will inure to the benefit of its stockholders through the additional incentives inherent in awards under the 2021 Plan. The 2021 Plan provides for the granting of incentive and non-qualified stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance shares, performance units and dividend equivalents. Certain awards under the 2021 Plan may be paid in cash or Common Stock, as determined by the Compensation Committee. The Compensation Committee has exclusive authority to select the participants to whom awards may be granted, and to determine the type, size and terms of each award, subject to the limitations set forth in the 2021 Plan. The Compensation Committee will also make all determinations that it decides are necessary or desirable in the interpretation and administration of the 2021 Plan. In addition, the Compensation Committee may, if consistent with applicable rules, regulations and Nasdaq requirements, delegate to a committee of one or more directors or to one or more executive officers the right to grant, cancel and suspend awards to employees who are not directors or executive officers of Patterson-UTI.

As of March 28, 2024, the equity awards outstanding under the NexTier Plan, the Former C&J Energy Plan, the 2014 Plan, and the 2021 Plan, were as follows (1):

Options outstanding (2)	2,859,920
Full-value awards outstanding (3) (4)	6,942,369
Weighted-average exercise price of outstanding options	$23.54
Weighted-average remaining contractual term of outstanding options	1.55 years
Shares available for grant under the 2021 Plan (4) (5)	13,616,988
Shares of Common Stock Outstanding	403,806,999

(1)
This table excludes the 20 million shares requested, and the reduction of approximately 10 million shares available for grant with the elimination of the NexTier Pool, pursuant to the Plan Amendment.
(2)
Includes 54,069 options outstanding under the NexTier Plan (with a weighted average exercise price of $19.54 and weighted average remaining contractual term of 0.22 years), 406,405 options outstanding under the Former C&J Energy Plan (with a weighted average exercise price of $32.50 and weighted average remaining contractual term of 3.08 years) and 2,212,650 options outstanding under the 2014 Plan (with a weighted average exercise price of $21.99 and weighted average remaining contractual term of 1.30 years).
(3)
Includes 1,240 RSUs under the Former C&J Energy Plan, 1,427,160 RSUs under the NexTier Plan, 359,315 RSUs under the 2014 Plan and 3,339,142 RSUs and 1,811,800 PSUs (at target) under the 2021 Plan. No PSUs are outstanding under the 2014 Plan.
(4)
Under the fungible counting provisions of the 2021 Plan, full-value awards count as two shares.
(5)
No shares remain available for grant under the 2014 Plan, the NexTier Plan or the Former C&J Energy Plan.

General Terms

•
Subject to adjustment in the event of certain corporate transactions, the aggregate number of shares of Common Stock authorized for grant under the 2021 Plan (after giving effect to the Plan Amendment) is 38,912,480, which includes the 18,912,480 shares previously authorized for issuance under the 2021 Plan (excluding the 9,888,902 shares from the NexTier Pool, which will be eliminated by the Plan Amendment). Shares that are subject to options or SARs count as one share of Common Stock against this aggregate limit. Shares that are subject to awards other than options and SARS count as two shares of Common Stock against this aggregate limit. The closing price of a share of Common Stock on March 28, 2024 was $11.94.
•
The maximum number of shares that may be issued pursuant to awards under the 2021 Plan (after giving effect to the Plan Amendment) will be the sum of 20,000,000 new shares requested plus 3,728,086 currently available shares, less one share for each option and SAR award (and less two shares for all other award types) subject to any equity award granted under the current plan after March 28, 2024, until the proposed Plan Amendment’s approval date (provided that, in no event shall the number of shares subject to any equity award granted under the 2021 Plan after March 28, 2024 and prior to the Plan Amendment approval date exceed 3,728,086 shares).
•
No awards will be granted from the NexTier Pool (from which 9,888,902 shares were remaining as of March 28, 2024) from March 28, 2024 through the Plan Amendment approval date, and all remaining shares available for awards under the NexTier Pool will be cancelled upon the approval of the new Plan Amendment.
•
In addition to the above, if an award granted under the 2021 Plan or the 2014 Plan expires, is forfeited, is settled in cash or otherwise terminates without the issuance of all or a portion of the shares of Common Stock subject to the award, the shares allocable to the expired, forfeited, cash settled, or terminated portion of the award will be available for awards again under the 2021 Plan. Consistent with the fungible counting provisions of both the 2014 and 2021 Plans, any shares of Common Stock that again become available for grant under the 2021 Plan will be added back as one share if the shares were subject to options or SARs, and as two shares if the shares were subject to awards other than options or SARs.
•
If any shares subject to an award are used to exercise options, are not issued upon the settlement of a SAR, are withheld by Patterson-UTI for income or employment taxes on the exercise of an option or SAR or the vesting or settlement of any other award type, or are re-purchased on the open market with the exercise price for an option, such shares will not become available for grant under the 2021 Plan.
•
With respect to awards to participants other than directors, the 2021 Plan is administered by the Compensation Committee of Patterson-UTI’s Board of Directors, which comprises exclusively non-employee independent directors. With respect to awards to directors, the 2021 Plan is administered by the Board of Directors.
•
Directors, employees, including officers, consultants and advisors are eligible for awards under the 2021 Plan. As of March 28, 2024, approximately 10,400 employees, ten directors and an indeterminate number of consultants and advisors would be eligible for awards under the 2021 Plan, although Patterson-UTI has not historically granted awards under its long-term incentive plans to consultants or advisors.
•
The Board of Directors, at any time, may amend the terms of the 2021 Plan, subject to the stockholder approval requirements of the Nasdaq Stock Market and other rules and regulations applicable to Patterson-UTI. Generally, the 2021 Plan also may not be amended without stockholder approval to permit the repricing of options or SARs or to extend the generally applicable maximum 10-year term applicable to options and SARs.
•
Except in connection with certain corporate transactions involving Patterson-UTI, the terms of outstanding options or SARs may not be amended to reduce the applicable exercise price and outstanding options and SARs may not be cancelled in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs, in each case without stockholder approval.
•
Subject to the exceptions in this bullet, awards may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a domestic relations order, as determined by the Compensation Committee, and awards may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. Notwithstanding the foregoing, a participant may assign or transfer an award other than an incentive stock option with the consent of the Compensation Committee (i) for charitable donations; (ii) to the participant’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) to a trust for the benefit of one or more of the participants or the persons referred to in clause (ii); provided that certain administrative conditions are met. For the avoidance of doubt, awards (other than fully vested and unrestricted shares of Common Stock) may not be transferred to a third party for monetary value.
•
Except with respect to 5% of the shares authorized for grant under the 2021 Plan, no award may vest prior to the first anniversary of the grant date other than in the case of substitute awards, awards delivered in lieu of fully-vested cash obligations, certain awards to directors that vest in connection with an annual meeting, and accelerations of awards such as in connection with a holder’s retirement, death or disability or in the event of a change in control.
•
No awards may be granted under the 2021 Plan after April 9, 2031, the tenth anniversary of the original effective date of the 2021 Plan.

Options

•
The vesting schedule for options is set by the Compensation Committee, subject to the minimum vesting requirements of the 2021 Plan.
•
The term of options is set by the Compensation Committee, but may be no longer than 10 years other than as a result of any extension of the term in compliance with applicable law as provided in an award agreement.
•
The exercise price for options may be paid in cash, with previously acquired shares of Common Stock, or by other means approved by the Compensation Committee.
•
All options granted under the 2021 Plan (other than substitute awards) are granted with an exercise price equal to or greater than the fair market value of the Common Stock at the time the option is granted.

SARs

•
SARs may be granted alone or in connection with the grant of any option. A SAR entitles a participant to surrender any then exercisable portion of the SAR and, if applicable, the related option, in exchange for an amount equal to the product of (i) the excess of the fair market value of a share of Common Stock on the date of surrender over the fair market value of a share of Common Stock on the date that the SAR was granted, or, if the SAR is related to an option, the per share exercise price of the option, multiplied by (ii) the number of shares of Common Stock subject to the SAR and being surrendered.
•
SARs granted alone may be exercised at such times and be subject to such terms and conditions as the Compensation Committee may impose. SARs that are granted in tandem with options may be exercised only on the surrender of the right to purchase an equivalent number of shares under the related options and may be exercised only with respect to the shares of Common Stock for which the related options are then exercisable.
•
The vesting schedule for SARs is set by the Compensation Committee, subject to the minimum vesting requirements of the 2021 Plan.

•
The term of SARs under the 2021 Plan may be no longer than 10 years other than as a result of any extension of the term in compliance with applicable law as provided in an award agreement.
•
Payment on exercise of a SAR shall be, in the discretion of the Compensation Committee, shares of Common Stock, cash, or a combination of shares of Common Stock and cash.
•
All SARs granted under the 2021 Plan (other than substitute awards) are granted with an exercise price equal to or greater than the fair market value of the Common Stock at the time the SAR is granted.

Restricted Stock Awards

•
The Compensation Committee determines the material terms of restricted stock awards, including the price, if any, to be paid by the recipient, and, subject to the minimum vesting requirements of the 2021 Plan, the vesting schedule and conditions, which may include the attainment of specified performance objectives.
•
Beginning on the date of grant, a participant receiving a restricted stock award will become a stockholder of Patterson-UTI with respect to all shares of Common Stock subject to the restricted stock award, which, unless the Committee determines otherwise at the time of the grant, includes the right to vote the shares and receive dividends in respect of the shares; provided, however, that any dividends with respect to any restricted stock award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such restricted stock award.

Other Stock Unit Awards

•
The Compensation Committee may grant other stock unit awards under the 2021 Plan, which have a value equal to an identical number of shares of Common Stock. Other stock unit awards may also be a form of payment for other awards granted under the 2021 Plan and other earned cash-based incentive compensation.
•
The payment of other stock units may be in cash, shares of Common Stock, other property, or any combination of the foregoing, and may be made in a lump sum or, in accordance with procedures established by the Compensation Committee, on a deferred basis subject to the requirements of section 409A of the Internal Revenue Code (the "Code").
•
The vesting schedule for other stock unit awards is set by the Compensation Committee, subject to the minimum vesting requirements of the 2021 Plan.

Dividend Equivalent Rights

•
The Compensation Committee may grant dividend equivalent rights either in connection with awards or as separate awards under the 2021 Plan.
•
Amounts payable in respect of dividend equivalent rights will not be paid until the vesting, payment, settlement or other lapse of restrictions of the award to which the dividend equivalent rights relate, including with respect to any performance conditions applicable to the underlying award.
•
No award of options or SARs will have dividend equivalent rights.

Performance Awards

•
Performance awards are payable in cash, shares of Common Stock, other property, or a combination of the foregoing, and may be paid in a lump sum, in installments, or on a deferred basis in accordance with procedures established by the Compensation Committee.
•
The Compensation Committee determines the material terms of the performance awards, including a performance period over which the performance goal of such award shall be measured. Performance awards are subject to the one year minimum vesting requirements of the 2021 Plan.

Deferrals

•
The Compensation Committee may require or permit a participant to defer the receipt of cash or shares pursuant to any awards under the 2021 Plan. Any deferral permitted under the 2021 Plan will be administered in a manner that is intended to comply with section 409A of the Code.

Effect of Certain Transactions and Change of Control

The Compensation Committee, in its discretion, may determine that, unless otherwise specifically set forth in an award agreement or other agreement applicable to any award, upon a change of control (as defined in the 2021 Plan):

•
awards outstanding as of the date of the change of control immediately vest and become free of all restrictions and limitations and, to the extent applicable, become fully exercisable and/or immediately settled or distributed;
•
each option and SAR shall terminate within a specified period of days after notice to the participant;
•
each participant shall receive, with respect to each share subject to an award, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of the change of control over the exercise price per share, if applicable, of such award, with such payment being made in one or more kinds of stock or property or a combination of stock or property;
•
each option and SAR outstanding on the date of the change of control may be cancelled and terminated without payment if the fair market value of a share of Common Stock on the date of the change of control is less than the per share exercise price of the option or SAR; or
•
such other additional adjustments or benefits as the Compensation Committee deems appropriate shall apply.

Further, in the event of changes in the capital or corporate structure of Patterson-UTI due to events such as recapitalization, stock split, merger, spin-off, joint venture, subsidiary or division sale or similar transaction, that affect the shares of Common Stock, the Compensation Committee, in its sole discretion, may determine that it is equitable or appropriate to make adjustments or substitutions to the 2021 Plan or outstanding options and awards, including to the number, class, kind and option or exercise price or securities subject to awards and to the terms and conditions of awards (including any applicable performance targets or criteria with respect thereto).

Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the grant and receipt of awards pursuant to the 2021 Plan under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax, estate tax, or other federal tax consequences associated with the 2021 Plan, nor does it address state, local, or non-U.S. tax consequences. As such, we recommend that all participants consult their own tax advisor concerning the tax implications of awards granted under the 2021 Plan.

ISOs. In general, a participant will not recognize income upon the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value of the shares of Common Stock received upon the exercise of the ISO over the exercise price will increase the employee’s alternative minimum taxable income, which may cause the employee to incur the alternative minimum tax. Subject to certain exceptions for death or disability, if a participant exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NQSO, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an ISO will be treated as capital gain or loss. However, if shares acquired upon the exercise of an ISO are disposed of within two years from the date of grant or within one year after exercise (a “disqualifying disposition”), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) less the exercise price. Any further gain (or loss) realized by the participant generally will be taxed as short- or long-term capital gain (or loss) depending on the holding period.

NQSOs, SARs, Performance Award, Other Stock Unit Award and Dividend Equivalents. A participant generally is not required to recognize income on the grant of a NQSO, SAR, performance award or other stock unit award. Instead, ordinary income generally is required to be recognized on the date the NQSO or SAR is exercised, or in the case of performance awards or other stock unit awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award. In general, the amount of ordinary income required to be recognized is, (a) in the case of a NQSO or a SAR, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, and (b) in the case of performance awards or other stock unit awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts. Ordinary income is recognized upon the payment of dividend equivalents, if any, granted with respect to performance awards, other stock unit awards or as separate awards.

Restricted Common Stock. Unless a participant who receives an award of restricted Common Stock makes an election under section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the grant of restricted Common Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a section 83(b) election has not been made, any dividends received with respect to restricted Common Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a section 83(b) election within 30 days following the date of transfer of the restricted Common Stock, the participant will recognize ordinary income on the date the shares are granted in an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the 2021 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an ISO (a “disqualifying disposition,” see above), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Patterson-UTI. To the extent that a participant recognizes ordinary income in the circumstances described above, Patterson-UTI or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of section 280G of the Code (see Parachute Payments below) and is not disallowed by the $1,000,000 limitation on certain executive compensation under section 162(m) of the Code. In general, under section 162(m) of the Code, remuneration paid by a public corporation to certain “covered employees” (which includes any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year) is not deductible to the extent it exceeds $1 million for any year. It is expected that compensation deductions for any covered employee with respect to awards under the 2021 Plan will be subject to a $1 million annual deduction limitation. The Compensation Committee may grant awards under the 2021 Plan or otherwise that are or may become non-deductible when it believes doing so is in the best interests of the Company and its stockholders.

Parachute Payments. The acceleration of the exercisability or the vesting of an award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five calendar years preceding the calendar year in which the change in control occurs. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and Patterson-UTI is denied a tax deduction with respect to such excess.

Withholding. Awards under the 2021 Plan may be subject to tax withholding. Where an award results in income subject to withholding, Patterson-UTI may require the participant to remit the withholding amount to Patterson-UTI or cause shares of Common Stock to be withheld or sold in order to satisfy the tax withholding obligations.

Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (i) the timing of payment, (ii) the election of deferrals and (iii) restrictions on the acceleration of payment. Failure to comply with section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% tax on the participant of the deferred amounts included in the participant’s income. Patterson-UTI intends to structure awards under the 2021 Plan in a manner that is designed to be exempt from or comply with section 409A, but does not guarantee such treatment.

Existing Plan Benefits

Any future awards granted to employees, consultants, advisors and non-employee directors under the 2021 Plan are subject to the discretion of the Compensation Committee or the Board, as applicable, and therefore, are not determinable at this time. The "Grants of Plan-Based Awards" table below sets forth information with respect to prior awards granted to our named executive officers under the 2021 Plan during 2023. As of March 28, 2024, no stock options or SARs have been granted under the 2021 Plan and no awards have been granted that are contingent on the approval of the 2021 Plan.

In addition, our non-employee directors are expected to receive annual grants on January 1 of each year consistent with the equity grants described below under “Director Compensation”. Because future awards are at the discretion of the Compensation Committee and the Board, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well, all without the need for future stockholder approval. If the Plan Amendment is approved, Patterson-UTI intends to thereafter register the additional shares authorized for grant under the 2021 Plan, as amended, on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission.

The Board of Directors recommends a vote “FOR” the approval of the Plan Amendment. Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” approval of the proposal. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal and will have no effect on the outcome of the proposal. Brokerage firms, banks, broker-dealers, and other similar organizations do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 4

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution to approve the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

For a discussion of our stockholder engagement and compensation program alignment with stockholder interests, please see “Compensation Discussion and Analysis— Aligning Compensation Programs with Stockholder Interests.”

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

•
providing a mix of short-term compensation in the form of base salary and annual cash incentive bonuses and long-term compensation in the form of restricted stock units, performance units, and, in some years, restricted stock, stock options and phantom units, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;
•
emphasizing variable equity and cash compensation to link realized compensation to performance;
•
reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies;
•
providing performance-based annual cash incentive bonuses designed to place a meaningful portion of total compensation at risk;
•
awarding long-term equity incentives whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;
•
awarding long-term equity incentives that generally vest over periods of three years; and
•
maintaining stock ownership requirements.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2024 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers. As recommended by our stockholders at the 2023 annual meeting, Patterson-UTI currently holds an annual “say-on-pay” vote and thus, unless the Company changes its policy, expects that the next such vote after the 2024 annual meeting will be held at the 2025 annual meeting of stockholders.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation. Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on, and voted “FOR” or “AGAINST,” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” approval of the proposal. Abstentions will not be counted as votes cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. Brokerage firms, banks, broker-dealers, and other similar organizations do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 5

APPROVAL OF THE AMENDMENT OF THE PATTERSON-UTI RESTATED CERTIFICATE OF INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF PATTERSON-UTI AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW

Background

Effective August 1, 2022, Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) was amended to permit a Delaware corporation to adopt a provision in its certificate of incorporation to eliminate or limit monetary liability of certain senior corporate officers for breach of the fiduciary duty of care in certain actions. Previously, the DGCL allowed only exculpation of corporate directors for breach of the fiduciary duty of care.

Article Ninth of Patterson-UTI's Restated Certificate of Incorporation currently provides for Patterson-UTI to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the DGCL, but does not include a provision that allows for the exculpation of officers. Subject to the approval of the stockholders, the Board has approved a proposal to amend our Restated Certificate of Incorporation (the “Amendment”) to provide for the elimination or limitation of monetary liability of specified executive officers of the Company for breach of the duty of care in certain actions and recommends that stockholders approve such Amendment. The proposed Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case with directors under our Restated Certificate of Incorporation, the Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit.

If adopted by the stockholders, the Amendment would become effective upon filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware. The proposed Amendment would replace Article NINTH of the Restated Certificate of Incorporation with the following language:

“To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.”

Other than the replacement of the existing Article NINTH by the proposed Article NINTH, the remainder of our Restated Certificate of Incorporation will remain unchanged after effectiveness of the Amendment.

The Board believes that amending our Restated Certificate of Incorporation to add the authorized liability protection for certain officers, consistent with the protection in our Restated Certificate of Incorporation currently afforded our directors, is necessary in order to continue to attract and retain experienced and qualified officers. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. To the extent our peers adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, failing to adopt the Amendment could impact our recruitment and retention of exceptional officer candidates that conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

The Board of Directors recommends a vote “FOR” the approval of the Amendment. Approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” approval of the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Brokerage firms, banks, broker-dealers, and other similar organizations do not have authority to vote on this proposal without instructions from the beneficial owner.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer who is not also a nominee for election to the Board of Directors.

Name	Age	Position
William A. Hendricks, Jr	59	President and Chief Executive Officer and Director
C. Andrew Smith	53	Executive Vice President and Chief Financial Officer
Kenneth N. Berns	64	Executive Vice President and Chief Commercial Officer
James M. Holcomb	61	Executive Vice President and Chief Business Officer
Seth D. Wexler	52	Executive Vice President, General Counsel and Secretary
Matthew Gillard	51	President, NexTier Completions

C. Andrew Smith — Mr. Smith has served as Executive Vice President and Chief Financial Officer of Patterson-UTI since September 2017. From April 2014 until September 2017, Mr. Smith served as Executive Vice President and Chief Financial Officer of Kirby Corporation, a marine transportation and diesel engine services company. From January 2014 to April 2014, Mr. Smith served as Executive Vice President – Finance of Kirby Corporation. Prior to joining Kirby Corporation, Mr. Smith served as Senior Vice President and Chief Financial Officer of Benthic Geotech and was previously Chief Financial Officer for both Global Industries, LTD and NATCO Group. Mr. Smith holds a degree in business administration from the University of Houston.

Kenneth N. Berns — Mr. Berns has served as Executive Vice President and Chief Commercial Officer of Patterson-UTI since May 2017. Mr. Berns served as a director of Patterson-UTI from May 2001 to June 2017 and as Senior Vice President of Patterson-UTI from April 2003 to May 2017. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelor’s Degree in Business Administration from San Diego State University and a Master’s Degree in Taxation from Golden Gate University.

James M. Holcomb — Mr. Holcomb has served as Executive Vice President and Chief Business Officer since September 2023. Mr. Holcomb joined Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company, and since that time has served in numerous operational management roles, including as Chief Operating Officer from January 2023 to September 2023, as President of Patterson-UTI Drilling Company LLC, a wholly owned subsidiary of Patterson-UTI, from January 2012 to December 2022, and as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 35 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

Seth D. Wexler — Mr. Wexler has served as Executive Vice President, General Counsel and Secretary of Patterson-UTI since February 2024. Mr. Wexler served as Senior Vice President, General Counsel and Secretary of Patterson-UTI from February 2017 to February 2024, and as General Counsel and Secretary of Patterson-UTI from August 2009 to February 2017. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Norton Rose Fulbright US LLP, including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

Matthew Gillard — Mr. Gillard has served as President, NexTier Completions since September 2023. From August 2021 to August 2023, Mr. Gillard served as Executive Vice President & Chief Operating Officer of NexTier Oilfield Solutions. He has more than 25 years of experience in the oil and gas industry, working primarily for Schlumberger in progressing roles of responsibility including Sales and Commercial Director, Vice President Completions, President OneStim and Vice President Vertical Integration & Strategy North America. Prior to joining NexTier, Mr. Gillard held the role of Principal and Owner of Intex Consulting from June 2020 to August 2021. Mr. Gillard received a B.S. in Marine & Offshore Civil Engineering from University of Plymouth, UK and also studied Petroleum Engineering at Institut Français du Pétrole.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) sets forth the principal compensation policies and programs of Patterson-UTI for 2023 for our Named Executive Officers (“NEOs”).

Named Executive Officer	Title
William Andrew Hendricks, Jr.	Chief Executive Officer and President
C. Andrew Smith	Executive Vice President and Chief Financial Officer
Kenneth N. Berns	Executive Vice President and Chief Commercial Officer
James M. Holcomb	Executive Vice President and Chief Business Officer(1)
Seth D. Wexler	Executive Vice President, General Counsel and Secretary(2)
(1)
Mr. Holcomb served as Patterson-UTI’s Chief Operating Officer from January 1, 2023 to September 1, 2023. He was appointed Patterson-UTI’s Executive Vice President and Chief Business Officer on September 1, 2023.
(2)
Mr. Wexler served as Senior Vice President, General Counsel and Secretary during 2023. He was appointed Patterson-UTI’s Executive Vice President, General Counsel and Secretary on February 13, 2024.

2023 Company Highlights

In 2023, we achieved a number of key financial and strategic successes, including the following:

•
Significantly increased Adjusted EBITDA and Operating Cash Flow compared to 2022;
•
Increased profitability and returned over $300 million to shareholders in 2023 through share repurchases and dividends;
•
Strengthened and maintained key customer relationships through delivery of top-tier operational performance, excellent customer service and emission-reducing technologies;
•
Strengthened our balance sheet and improved our liquidity profile;
•
Completed our merger (the “NexTier merger”) with NexTier Oilfield Solutions Inc. (“NexTier”) on September 1, 2023, strengthening our leadership position in both U.S. onshore drilling and completions and positioning the company to deliver enhanced shareholder value; and
•
Acquired Ulterra Drilling Technologies, L.P. (the “Ulterra acquisition”), a global provider of specialized drill bit solutions, on August 14, 2023, expanding our international footprint and expanding our capabilities to provide comprehensive, technology-driven solutions to our customers.

Aligning Compensation Programs with Stockholder Interests

Strong Stockholder Support for Say-on-Pay

Year of Annual Meeting	Stockholder Support for Say-on-Pay Proposal
2023	98%
2022	97%
2021	98%
2020	96%
2019	96%

We have received at least 96% support for our Say-on-Pay proposal at each of our last five Annual General Meetings of Stockholders. The Compensation Committee strongly values the opinions of our stockholders and believes that our recent support levels demonstrate a strong alignment of our compensation program with our stockholders’ interests.

We regularly meet with stockholders to solicit feedback on areas of concern. With the strong stockholder support for our Say-on-Pay proposals at our recent Annual General Meetings of Stockholders, no specific changes were made to our compensation programs as a result of the 2023 Say-on-Pay vote or meetings with stockholders; however, the Compensation Committee will continue to consider the results of our future Say-on-Pay votes and other stockholder feedback when making future compensation decisions for our NEOs.

Reduction in 2023 Executive Compensation

Although the Company experienced excellent financial and relative TSR performance in 2022, in light of share price declines in early 2023, the Compensation Committee generally set 2023 target compensation at reduced levels for our NEOs relative to 2022 to achieve better alignment with anticipated financial results and near-term stockholder returns. More specifically, for 2023, the Compensation Committee:

•
Held base salaries flat for the fifth consecutive year, other than an increase for Mr. Holcomb in connection with his promotion to Chief Operating Officer effective January 1, 2023;
•
Held target bonus levels for our annual cash bonus program flat as compared to 2022, while significantly increasing the performance required to achieve a target payout under the financial metrics;
o
As a result, aggregate actual bonuses paid to our NEOs under our annual cash bonus program decreased by 36% from 2022 to 2023; and
•
Reduced 2023 target long-term incentive (LTI) awards by approximately 12% (excluding a modest increase for Mr. Holcomb in connection with his promotion to Chief Operating Officer) as compared to 2022 target LTI award values in recognition of the decline in our stock price in the first few months of 2023 and to help mitigate shareholder dilution.

In summary, excluding the impact of compensation changes approved in connection with Mr. Holcomb’s changed roles in 2023, the net effect of continuing to hold salaries flat, increasing performance targets under the 2023 annual cash bonus program, and reducing the target value of the 2023 LTI awards resulted in an average 18% decline in 2023 compensation levels for our NEOs (excluding Mr. Holcomb).

Good Governance and Compensation Practices Aligned with Stockholders

We are mindful of the positive impact that strong corporate governance has on maintaining an executive compensation program that is aligned with the interests of our stockholders. In designing the current executive compensation program, we sought to incorporate best practices for compensation governance, including those summarized below.

What We Do	What We Don’t Do

☑ Balanced mix of cash and equity compensation with emphasis on long-term incentives accounting for 60% or more of total target compensation

☑ More than 50% of long-term incentives (by target value) are performance-based

☑ Variable compensation based upon absolute performance and performance versus peers and a broader market index

☑ Claw-back provisions that apply to all our executive officers, including SEC-compliant clawback policy covering executive officer incentive-based compensation

☑ Share ownership requirements for our executive officers and directors

☑ Anti-pledging policy for our executive officers and directors (subject to the continuation of a limited waiver for a legacy NexTier director, which is described below)

☑ Anti-hedging policy for our executive officers and directors

☑ Engage independent compensation consultant

☑ Hold an annual Say-on-Pay vote and solicit more robust feedback from stockholders

☒ No re-pricing of options

☒ No single trigger change-of-control severance arrangements

☒ No dividends or dividend equivalents paid unless and until underlying award vests

☒ No new agreements with tax gross-ups and none entered into in more than 15 years

☒ No material perquisites to NEOs

☒ No single trigger change-of-control equity-based grants for our executive officers

What Guides Our Program

Our overriding philosophy for the compensation of our key executives is to link their compensation with Patterson-UTI’s operational and market performance and to establish incentives that reward them for their achievement of both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving Patterson-UTI’s goals. Specifically, the 2023 program was designed to reinforce the following goals:

Patterson-UTI Goals	How Goal Was Reinforced in Our 2023 Compensation Program
Provide quality services for our customers in a safe and efficient manner

• Our 2023 annual cash bonus incentive plan included “Health, Safety and Environmental” performance as a distinct metric (weighted at 10%)

• Our financial performance metrics required quality operational performance

Generate strong financial performance and returns for our stockholders

• The majority of executive compensation was delivered in the form of variable, at-risk compensation (as referenced in the charts below) aligned with stockholder interests

• The majority of the target payout under our 2023 annual cash bonus incentive plan was based on financial performance metrics (75%)

• Our 2023 annual cash bonus incentive plan rewarded executives for cash flow generation and profitability through the use of Operating Cash Flow and Adjusted EBITDA as the primary performance metrics

• Our long-term incentive plan incentivizes the creation of stockholder value on both an absolute and relative basis through the grant of equity compensation and the use of absolute and relative TSR performance goals under our performance units

Attract and retain highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems

• We benchmarked our executive pay programs against broader oilfield services companies and comparably sized oil and gas exploration and production companies

• We did not target a specific market percentile for executive compensation. Instead, executive compensation was set based on a holistic review of several factors, including market pay levels, individual performance and qualifications, and executive tenure

• Our annual and long-term incentive programs generally reward company-wide results rather than performance against individual objectives

• The majority of our executives’ compensation was delivered in the form of long-term incentives that vest over a multi-year period to aid in retention of executives

For 2023, target total direct compensation for our NEOs was most heavily weighted toward long-term incentives, with greater than 50% of long-term incentive compensation subject to performance-based vesting criteria, as shown below.

2023 TARGET TOTAL DIRECT COMPENSATION

Process for Determination of Executive Compensation

Role of the Compensation Committee

The Board of Directors has delegated the management of Patterson-UTI’s executive compensation program to the Compensation Committee. The Compensation Committee meets on a regular basis to consider compensation matters and to review how Patterson-UTI’s plans and policies work in practice. Each of the Compensation Committee’s current members is an independent director as defined by the Nasdaq listing standards.

Independent, Outside Compensation Consultant

Our Compensation Committee regularly utilizes outside compensation consultants to help assess and design our executive compensation program. These consultants are paid on either a basic, fixed-fee structure plus expenses or an hourly rate structure plus expenses. These outside consultants provide data and advice on historical compensation and stockholder returns, market trends and peer compensation practices. The Compensation Committee retained Frederick W. Cook & Co., Inc. ("FW Cook") as its consultant and advisor for executive compensation matters from 2018 to September 2023. Following the NexTier merger, the Compensation Committee engaged Compensation Advisory Partners (“CAP”) to advise on executive compensation matters.

Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that the engagement of FW Cook did not, and the engagement of CAP does not, raise any conflicts of interest. The Compensation Committee receives a confirmation certification of independence from its consultants annually.

In 2023, FW Cook provided the Compensation Committee with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, FW Cook provided the Compensation Committee with information on each element of total direct compensation for our executive officers as well as a comparison of each such element of compensation against our peers and the broader oilfield services and oil and gas exploration and production markets. FW Cook also provided the Compensation Committee with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared our equity usage to that of our peer group.

In late 2023, CAP provided the Compensation Committee with advice regarding the establishment of a new peer group to benchmark executive pay levels for purposes of setting 2024 executive compensation, as described below. In 2024, we anticipate that CAP will perform the same services that FW Cook performed during 2023.

Role of Management and Feedback of Others

Compensation determinations, including annual bonus plan design and equity award grants, are approved through a process that solicits input from outside compensation consultants retained by the Compensation Committee, such as FW Cook. The Compensation Committee also seeks input from management through our CEO. In 2022 and 2023, management separately retained CAP to provide market information, which assisted management in designing and formulating its compensation recommendations, and provided management with advice and benchmarking on incentive compensation design. CAP ceased providing advice to management following its engagement by the Compensation Committee in September 2023.

In addition to the recommendations of management and consultants, the Compensation Committee considers feedback from Patterson-UTI’s stockholders, guidelines of proxy advisory firms, reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that it considers relevant.

Our CEO provides the Compensation Committee with reviews of the performance of other executive officers and senior managers, including the other NEOs. Our CEO also engages in an annual dialogue with our Committee Chairman and the Chairman of the Board on our compensation program and seeks their input on and review of proposals for long-term incentive grants. This process results in a recommendation that is then considered by our Compensation Committee as a whole. The Compensation Committee meets in executive session without our CEO present, and our CEO is not involved in decisions relating to his compensation.

2023 Peer Group

2023 Peer Group
Archrock, Inc. Bristow Group Inc. Cactus, Inc. ChampionX Corporation EQT Corporation Expro Group Holdings N.V. Helmerich & Payne, Inc.	Liberty Energy Inc. Nabors Industries Ltd. NexTier Oilfield Solutions NOV Inc. Oceaneering International, Inc. PDC Energy, Inc. Precision Drilling Corporation	ProPetro Holding Corp. Range Resources Corporation TechnipFMC plc Transocean Ltd. Valaris Ltd. Weatherford International plc S&P 500 Index

The Company’s 2023 peer group consisted of the 20 companies listed above within the oilfield services and oil and gas exploration and production industries, plus one market index. When developing this peer group, the Compensation Committee considered the Company’s positioning versus peers on key metrics (Revenue, EBITDA, Total Assets, Market Capitalization, and Total Enterprise Value), the robustness of the peer group, and the business characteristics of each peer. Due to industry consolidation, the Compensation Committee elected to retain three oil and gas exploration and production companies in the peer group to provide a more robust group for pay comparisons, while maintaining an emphasis on oilfield services companies.

The Compensation Committee elected to retain one market index (the S&P 500) in the peer group, solely for purposes of the relative TSR performance measurement under our performance units. This market index was retained to include an index outside our sector, given our industry’s returns are compared with the returns of other industries and indices, and to provide a broader range of companies and performance results when considering the Company’s relative performance.

This peer group was used by the Company and the Compensation Committee to benchmark executive pay levels and will be used to measure relative TSR performance for purposes of determining achievement under the Company’s 2023 performance units.

2024 Peer Group

Following the NexTier merger, and in consideration of the Company’s larger size and increased complexity of operations, the Compensation Committee worked with CAP to establish the following 2024 peer group to benchmark executive pay levels for purposes of setting 2024 executive compensation.

2024 Compensation Peer Group
Antero Resources Corporation	Ingersoll Rand Inc.
APA Corporation	KBR, Inc.
ChampionX Corporation	Liberty Energy Inc.
Diamondback Energy, Inc.	Nabors Industries Ltd.
Dover Corporation	NOV, Inc.
Fluor Corporation	TechnipFMC plc
Halliburton Company	Weatherford International plc
Helmerich & Payne, Inc.

Components of 2023 Compensation

Base Salary

The table below outlines the base salaries for our NEOs. In 2023, we held base salaries flat for the fifth consecutive year, except for Mr. Holcomb, whose base salary was raised to $500,000 effective January 1, 2023 in connection with his promotion to Chief Operating Officer.

2023 ANNUAL SALARIES
William Andrew Hendricks, Jr.	$1,000,000
C. Andrew Smith	$450,000
Kenneth N. Berns	$450,000
James M. Holcomb	$500,000
Seth D. Wexler	$475,000

Base salaries are reviewed annually by the Compensation Committee, which review takes into account, among other things, competitive pay practices, the results achieved by each executive, their future potential contributions, scope of responsibilities and experience, tenure, executive retention risk, cost of living increases, and the magnitude of recent increases, if any. In December 2023, the Compensation Committee reviewed the base salaries of our NEOs and approved changes to the base salaries of our NEOs, effective January 1, 2024, as set forth below. As noted above, this is the first time since 2018 that we have approved salary increases for our named executive officers, other than Mr. Holcomb. The Compensation Committee considered the impact of our NexTier merger and Ulterra acquisition and the significant increase in responsibilities and scope of each role. Salaries were set to competitive levels relative to our newly adopted peer group.

2024 ANNUAL SALARIES
William Andrew Hendricks, Jr.	$1,300,000
C. Andrew Smith	$680,000
Kenneth N. Berns	$590,000
James M. Holcomb	$670,000
Seth D. Wexler	$650,000

Annual Incentive Compensation

In 2023, the Compensation Committee adopted an annual cash bonus program that uses multiple, pre-established objectives for determining bonus compensation. The bonus plan set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and other key performance indicators (KPIs). The Compensation Committee considered the average range of performance and payouts, and the Compensation Committee believed – based on advice from its compensation consultant – that Patterson-UTI’s performance range was consistent with typical, general industry practice.

The metrics for the 2023 annual cash bonus program (which are generally consistent with those used in our 2022 annual cash incentive plan), along with the definition of each metric and the corresponding rationale for including the metric, are provided in the table below.

2023 ANNUAL CASH INCENTIVE METRICS
Metric (Weighting)	Description	Rationale
Operating Cash Flow (50%)

Operating Cash Flow is defined as Adjusted EBITDA (as defined below) less cash capital expenditures (as adjusted for any Board-approved increase in capital expenditures after targets are set).

Target Operating Cash Flow for 2023 was set at $528.0 million, which was a $195.7 million (or 59%) increase over actual Operating Cash Flow (for purposes of the annual cash bonus program) for 2022.

Our continued focus on cash flow generation during 2023 furthered our goal of having a business model that is self-sustaining, can weather the ebbs and flows of the commodity and business cycle, can endure extreme events, and allows for return of capital to stockholders.

Adjusted EBITDA (25%)

Adjusted EBITDA is defined as net income plus net interest expense, income tax expense and depreciation, depletion, amortization and impairment expense (including impairment of goodwill), excluding, for the purposes of the annual cash bonus program, any non-operating expenses such as M&A and restructuring costs.

Target Adjusted EBITDA for 2023 was set at $1,081.0 million, which was a $387 million (or 56%) increase over actual Adjusted EBITDA (for purposes of the annual cash bonus program) for 2022.

The Compensation Committee included Adjusted EBITDA as a metric for the 2023 program as this metric establishes a clear and consistent link to the Company’s financial performance. Additionally, Adjusted EBITDA is a significant consideration used by analysts in evaluating the Company and is therefore, we believe, a key driver of the Company’s stock price.

Health, Safety and Environmental (10%)

Holistic evaluation of HSE factors, including without limitation, maintenance of safety incident rates below industry average, reduction of environmental incidents and improvement of operational audits and training.

The Compensation Committee views health, safety, and environmental factors as a component of the Company’s risk management and critical to the well-being of the Company’s employees, other personnel and the communities in which we work.

Strategy (15%)

Taking demonstrable and meaningful actions to maximize shareholder value.

This KPI represented actions that could position the Company for short-term and long-term success, such as positioning the Company to increase its return of capital to shareholders, improving the Company's balance sheet, strengthening customer relationships, improving the Company's pressure pumping business, pursuing strategic opportunities and taking actions in low-carbon emissions technology and ESG initiatives.

The Compensation Committee set a strategic action goal as it believed achievement of this goal would improve our competitive position, financial results and stockholder returns.

As compared to the 2022 annual cash bonus program, the Compensation Committee significantly increased the performance required to achieve a target payout under the financial metrics in light of anticipated improved market conditions and to align with strategic goals to grow Operating Cash Flow and Adjusted EBITDA.

The overall annual cash bonus plan for 2023 required achievement of a threshold level of 80% of target performance on both the Operating Cash Flow and Adjusted EBITDA metrics before any payouts with respect to such metrics could be earned. Once the relevant threshold was met, the annual cash bonus opportunity attributable to the Operating Cash Flow and Adjusted EBITDA metrics was calculated based on actual performance, with a 50% payout for threshold achievement, 100% payout for target achievement, and 200% maximum payout for maximum achievement. Linear interpolation would be used to calculate the payouts for performance between achievement levels.

For the Health, Safety and Environmental KPI and the Strategy KPI, the target annual cash bonus opportunity would be based on the Compensation Committee’s holistic assessment of the achievement of the elements of each KPI and any payout above target would be dependent on material outperformance. The achievement levels and actual performance of the Health, Safety and Environmental KPI and the Strategy KPI were determined based on an evaluation of the factors described in footnotes 2 and 3 of the “2023 Annual Incentive Metrics and Percentage Payout Calculations” table below.

As noted above, we completed the Ulterra acquisition on August 14, 2023 and the NexTier merger on September 1, 2023. Without any adjustment, the incremental operating cash flow and Adjusted EBITDA contributions from NexTier and Ulterra during 2023 would have been considered in determining the level of metric achievement under the 2023 annual cash bonus plan; however, because the annual targets for the Operating Cash Flow and Adjusted EBITDA metrics under the program were set prior to the NexTier merger and Ulterra acquisition, the Compensation Committee adjusted the metric achievement calculations to reduce the impact of incremental Operating Cash Flow and Adjusted EBITDA from the contribution of these acquired businesses. This adjustment resulted in a lower payout than would have been paid had the full contribution from these businesses been used to calculate achievement.

The achievement levels under the annual cash bonus plan for our NEOs were calculated as follows:

2023 ANNUAL INCENTIVE METRICS AND PERCENTAGE PAYOUT CALCULATIONS ($ in millions)
Metrics	Threshold	Target	Maximum	Actual		Metric Achievement Percentage	Metric Weighting	Weighted Achievement Percentage
Operating Cash Flow	$422.4	$528.0	$633.6	$530.9	(1)	101%	50%	51%
Adjusted EBITDA	$864.8	$1,081.0	$1,297.2	$1,009.0	(1)	93%	25%	21%
Health, Safety and Environmental	(2)					50%	10%	5%
Strategy	(3)					200%	15%	30%
Total							100%	107%

(1)
As discussed above in “2023 Annual Cash Incentive Metrics,” the calculation of actual performance on the financial metrics excluded the impact of non-operating expenses, such as M&A and restructuring costs, and were adjusted for any Board-approved increase in capital expenditures after the targets were set. In addition, as noted above, the Compensation Committee adjusted the metric achievement calculations to reduce the impact of incremental Operating Cash Flow and Adjusted EBITDA from the contribution of the acquired NexTier and Ulterra businesses.
(2)
The Committee determined that the NEOs met 50% achievement for this metric based on:
•
the overall total recordable incident rate remaining below the land drilling industry average (with this factor being given the most weight);
•
the reduction in the motor vehicle incident rate and improved tracking, reporting and follow-up on incidents;
•
the reduction in high potential incidents and near misses;
•
maintaining regulatory compliance and the reduction in the number of incidents with an environmental impact;
•
the improvement in operational audit and follow-up process; and
•
the improvement in training, including the development of new training programs and training of additional people.

Although the Committee felt there had been significant success in continuous safety improvement, it believed that achievement should be assessed at only the threshold level due to the occurrence of certain significant incidents during 2023.

(3)
The Committee determined that the NEOs met 200% achievement for this metric based on, among other things, (i) the completion of the NexTier merger and the Ulterra acquisition during 2023, and integration efforts and annualized cost-savings realized related thereto, (ii) continued implementation of the Board’s commitment to capital discipline, the efficient management of cash flow and the positioning of the Company to materially increase its return of capital to its shareholders, (iii) securing of an investment grade credit rating at the three major credit ratings agencies, successful completion of a $400 million senior notes offering, and improvements in the Company’s leverage ratio and interest coverage ratio and (iv) continued strengthening of customer relationships and service quality to maximize the profitability of existing operations. The Committee further considered the Company’s leadership in low-carbon emissions technology and actions supporting the Company’s ESG initiatives.

The payout percentage was applied to each executive’s bonus target as follows to determine actual 2023 cash bonus payments:

2023 ANNUAL INCENTIVE CASH BONUS
NEO	Target Bonus	Bonus Payout (as a % of Target)	Actual Bonus
William Andrew Hendricks, Jr.	$1,250,000	107%	$1,340,129
C. Andrew Smith	$562,500	107%	$603,058
Kenneth N. Berns	$562,500	107%	$603,058
James M. Holcomb	$500,000	107%	$536,051
Seth D. Wexler	$380,000	107%	$407,399

Other Bonuses

As discussed in more detail in “Employment-Related Agreements and Other Matters” below, Mr. Holcomb also received a $250,000 retention payment in December 2023 pursuant to his letter agreement entered into in connection with the NexTier merger and his transition out of his role of Chief Operating Officer to Executive Vice President and Chief Business Officer.

During 2023, the Company announced that it would target at least $200 million in annualized synergies from the NexTier merger. In early 2024, the Compensation Committee approved cash bonus opportunities for Messrs. Smith, Wexler and Berns based on the achievement of integration milestone targets in connection with the NexTier merger. These integration milestone targets were designed to enhance alignment with our stockholders by incentivizing the achievement of these synergy targets. If the Company achieves total integration synergies of $125 million, Mr. Smith will receive $180,000, Mr. Wexler will receive $180,000, and Mr. Berns will receive $150,000. If the Company achieves total integration synergies of $200 million, Mr. Smith will receive an additional $180,000, Mr. Wexler will receive an additional $180,000, and Mr. Berns will receive an additional $150,000. In March 2024, the Compensation Committee determined that the Company had so far achieved total integration synergies of over $125 million, resulting in payments to Messrs. Smith, Wexler and Berns as described above.

In February 2024, the Compensation Committee also approved a promotion for Mr. Wexler to Executive Vice President, General Counsel and Secretary to reflect his level of experience and increased duties and responsibilities with the expanded company. In connection with this promotion, Mr. Wexler was paid a one-time cash bonus of $100,000.

Long-Term Incentive Compensation

We have historically delivered the majority of total NEO compensation in the form of equity-based awards and continued to do so in 2023. This emphasis on equity-based compensation enhances alignment between our executives and our stockholders. We plan to retain this emphasis going forward, and we believe that by tying a large portion of compensation to equity we ensure that our NEOs can only fully realize the potential value of their compensation if our stockholders also benefit. As described below, all of the long-term incentive awards granted in 2023 vest over a three-year period.

2023 Long- Term Incentive Award Type	2023 Award Design	Alignment with Philosophy
Restricted Stock Units (49% of LTI Mix)	• Time-vested units that are settled in shares of stock • 1/3 of each award vests annually over a three-year period	• Value dependent upon stock price performance • Enhances retention of executive talent • Encourages long-term share ownership
Performance Units (51% of LTI Mix)

•   Performance-vested units that are settled in shares of stock

•   Number of units earned depends upon TSR performance relative to our peers over a full three-year period from April 1, 2023 through March 31, 2026

•   Relative TSR calculation for 2023 units includes the 20 peer companies listed above and one market index (S&P 500)

•   No shares are earned for performance below the 25th percentile

•   Target shares are not earned unless performance is at the 55th percentile

•   Maximum shares are not earned unless performance is at the 75th percentile or above

•   Capped payout at “target” amount if absolute TSR during the performance period is not positive

•   Performance-contingent

•   Number of shares dependent upon performance relative to peers, relative to broader market index and absolute performance

•   Value of shares dependent upon stock price

•   Three-year performance period provides for a retention incentive

2023 Long-Term Incentive Grants

The Compensation Committee approved the following long-term incentive target awards for our NEOs in 2023. In determining the 2023 LTI grants, the Compensation Committee considered Patterson-UTI’s 2022 financial results and comparative TSR performance over the one-, two- and three-year periods ended March 31, 2023. The target value of the grants was determined with the assistance of the Compensation Committee's compensation consultant.

Although the Company experienced outstanding financial and relative TSR performance in 2022, in light of share price declines in early 2023, the Compensation Committee generally reduced the aggregate target value of long-term incentives for the Named Executive Officers between 2022 and 2023. Mr. Holcomb’s 2023 target value was increased in connection with his January 1, 2023 promotion to Chief Operating Officer.

Long-Term Incentive Grants
NEO	2022 Target Value	2023 Target Value	Percentage Change
William Andrew Hendricks, Jr.	$6,000,000	$5,250,000	(13)%
C. Andrew Smith	$2,100,000	$1,838,000	(12)%
Kenneth N. Berns	$2,000,000	$1,750,000	(13)%
James M. Holcomb	$1,200,000	$1,500,000	25%
Seth D. Wexler	$1,550,000	$1,356,000	(13)%

Payout in 2023 of 2020 Performance Unit and Phantom Unit Awards

For the three-year performance period that ended on March 31, 2023, Patterson-UTI’s TSR was 371%. This performance was at the 76th percentile relative to our 2020 peer group. Based on this performance, the 2020 performance units paid out at 200% of the target level.

2020 Performance Unit Awards
(Performance Period Ended in 2023)
	Units Granted	Payout Multiplier	Units Earned
	#	%	#
William Andrew Hendricks, Jr.	72,000	200%	144,000
C. Andrew Smith	109,600	200%	219,200
Kenneth N. Berns	138,600	200%	277,200
James M. Holcomb	77,400	200%	154,800
Seth D. Wexler	77,400	200%	154,800

In May 2020, the Compensation Committee approved a grant of long-term performance-based cash-settled phantom units to Mr. Hendricks. Pursuant to this phantom unit grant, Mr. Hendricks could earn from 0% to 200% of a target award of 298,500 phantom units based on our achievement of the same performance conditions over the same performance period that applied to the 2020 performance units. The phantom units settled in May 2023, with a cash payment of $7.4 million, which was determined by multiplying 597,000 earned phantom units by our average trading price per share over the twenty consecutive trading days preceding March 31, 2023.

TSR calculations for Patterson-UTI and our peers were measured based on the change in the value of the relevant stock from the first trading day of the performance period to the last trading day of the performance period, in each case using the average closing price of the relevant stock for the 20-trading day period ending on such trading day, with dividends deemed reinvested.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its NEOs (the “Patterson-UTI 401(k) Plan”). Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to 4% of each participant’s eligible base salary. Our NEOs are eligible to participate in the Patterson-UTI 401(k) plan on the same basis as other employees. In 2023, we assumed the 401(k) plans sponsored by Ulterra and NexTier in connection with those transactions and currently continue to maintain those as separate plans for the benefit of legacy Ulterra and NexTier employees. Patterson-UTI does not have any other retirement plans, except for a continuing award program for qualified retirees that was assumed as part of the NexTier merger, which provides continued vesting for long-term and short-term incentive awards upon retirement of eligible NexTier retirees. The Committee believes that benefits to executives should generally be aligned with those provided for other employees, and thus we generally do not provide retirement plans beyond a 401(k) plan for our executives.

Other Executive Compensation Matters

Share Ownership Guidelines and Stock Holding Requirements

We have had significant share ownership requirements in place for more than 15 years. Our share ownership guidelines are applicable to all Section 16 officers and directors of Patterson-UTI. We believe share ownership requirements are an important tool to ensure that officers and directors stay invested in Patterson-UTI and aligned with the interests of our stockholders.

Each Section 16 officer or non-executive Director has five years from the date of appointment or election to their position to satisfy the ownership guidelines. The Nominating and Corporate Governance Committee may, from time to time, reevaluate and revise an individual’s guidelines to incorporate pay changes, promotions or other events.

Share Ownership Guidelines
President and Chief Executive Officer	Number of shares equal to 5 times base salary
Other Section 16 Officers	Number of shares equal to 2 times base salary
Outside Directors	Number of shares equal to 5 times annual base cash retainer

Share value for purposes of the guidelines is determined based on (i) the closing price on the date of grant for vested or unvested awards or, in the case of open market purchases, the closing price on the date of acquisition or (ii) the average closing price over the previous 12 months, whichever would result in a greater aggregate value. Share ownership for purposes of the guidelines includes unvested time-based equity incentive awards, and unvested performance-based equity incentive awards only when the performance-based component has been satisfied.

Each Section 16 officer and director is required to maintain ownership of the net after-tax shares of Common Stock acquired pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.

Each person subject to this policy was in compliance with these guidelines as of the date of this proxy statement.

Clawback Policy

In 2023 Patterson-UTI amended its Clawback Policy to comply with the requirements of Nasdaq Stock Market Listing Standard 5608 implementing Rule 10D-1 under the Securities Exchange Act of 1934, which requires the recovery of certain excess incentive-based compensation from an executive officer in the event that Patterson-UTI is required to prepare an accounting restatement of its financial statements due to its material non-compliance with any financial reporting requirement under the federal securities laws.

If the Compensation Committee determines the amount of incentive-based compensation received by an executive officer during the prior three fiscal years exceeds the amount that would have been received if determined or calculated based on Patterson-UTI’s restated financial results, such excess amount of incentive-based compensation shall be subject to recoupment by Patterson-UTI pursuant to the Clawback Policy. The Compensation Committee may effect any recovery pursuant to the Clawback Policy by requiring payment of amount(s) to Patterson-UTI, by set-off, by reducing future compensation, or by such other means or combination of means as the Compensation Committee determines to be appropriate.

In addition to this stand-alone policy, Patterson-UTI’s 2021 Plan, as proposed to be amended under Proposal No. 3, provides that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or the Participant engaged in such misconduct, such participant (regardless of whether a covered executive under the Clawback Policy) may be required to (or, if required by law, shall be required to) reimburse Patterson-UTI the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Anti-Pledging Policy

Patterson-UTI has an anti-pledging policy. Our directors and executive officers generally may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account. One of the former NexTier directors, Mr. Stewart, had NexTier shares pledged as collateral for an asset-based loan prior to the closing of the NexTier merger. The Patterson-UTI Board of Directors approved a waiver of the anti-pledging policy with respect to Mr. Stewart’s pledged shares in connection with the closing of the NexTier merger.

Anti-Hedging Policy

Patterson-UTI has an anti-hedging policy for directors and executive officers. Our directors and executive officers and their respective spouses and minor children are prohibited from engaging in hedging or monetization transactions, including but not limited to prepaid variable forward contracts, equity swaps, collars, exchange funds, purchasing, selling or writing options or transacting in other third-party derivative securities that primarily involve or reference Patterson-UTI equity securities. This policy does not apply broadly to other employees.

Perquisites and Personal Benefits

The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites during 2023 with an aggregate incremental cost to the Company of more than $10,000.

Evaluation of Compensation Risk

We have considered the potential risks associated with the design of our compensation programs for employees. Regarding our executive compensation program in particular, we do not believe that our program creates unreasonable risks for the following reasons:

•
The emphasis on long-term equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains;
•
Our use of different types of equity grants helps offset these risks;
•
We have meaningful share ownership guidelines;
•
We maintain an anti-hedging policy;
•
We maintain a clawback policy that applies to all our executive officers for both cash and equity incentives; and
•
Four of the NEOs have been with Patterson-UTI for more than ten years and have an established track record of focus on managing Patterson-UTI for long-term success.

Our Board has also considered in its risk assessment of our compensation program its view that our management is highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. The Board, primarily through its Compensation Committee and Audit Committee, monitors and considers risks associated with Patterson-UTI’s compensation plans on a regular basis.

Employment-Related Agreements and Other Matters

Employment, Change in Control and Severance Agreements

Employment Agreements. Patterson-UTI entered into an employment agreement with Mr. Hendricks in August 2016, with Messrs. Wexler and Holcomb in January 2017 and with Mr. Smith in September 2017. Mr. Holcomb's employment agreement was superseded by a new employment agreement entered into in January 2023 in connection with his promotion to Chief Operating Officer. Each employment agreement generally has an initial three-year term, and unless earlier terminated as provided therein, has a one year automatic annual extension each year. Each employment agreement provides for a specified base salary, subject to any increases that may be granted in the future. The employment agreement also provides for, among other things, severance payments following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in the employment agreement). As discussed in more detail below, the employment agreements contain change in control provisions.

Holcomb Letter Agreement. Mr. Holcomb has served as an employee of the Company for over 25 years, including serving as a key member of the Company’s executive team for over 10 years, and the Compensation Committee believes that Mr. Holcomb is instrumental to the Company’s future success. Prior to the closing of the NexTier merger, Mr. Holcomb served as the Company’s Chief Operating Officer, with responsibility for overseeing the Company’s completions business. Pursuant to the merger agreement with NexTier, responsibility for overseeing the Company’s completion business was removed from Mr. Holcomb upon the closing of the NexTier merger, which triggered Mr. Holcomb's right to terminate his employment agreement for "good reason" and receive the severance benefits thereunder. To encourage Mr. Holcomb to not exercise his right to terminate his employment for good reason at the time of the closing of the NexTier merger, Patterson-UTI entered into a letter agreement with Mr. Holcomb that provided for his transition out of his role as Chief Operating Officer and into the role of Executive Vice President and Chief Business Officer. This letter agreement further provides that, following the one-year anniversary of the closing of the NexTier merger, Mr. Holcomb will not have “good reason” to terminate his employment with Patterson-UTI due to the transition of his role in connection with the NexTier merger and any resulting changes in his authority, duties or responsibilities. The letter agreement also provides a $2 million cash retention bonus, payable in eight quarterly installments following the closing of the NexTier merger (with the first installment paid in December 2023 as discussed above), subject to Mr. Holcomb’s continued employment in good standing with Patterson-UTI on each applicable payment date. Any unpaid portions of Mr. Holcomb’s retention bonus will become payable if terminated by Patterson-UTI without cause or by Mr. Holcomb for good reason. Except as expressly modified by this letter agreement, the terms of Mr. Holcomb’s employment agreement remain in force and effect.

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI entered into a change-in-control agreement with Mr. Berns in 2004 and employment agreements with Messrs. Hendricks, Smith, Holcomb and Wexler in recent years that contain change-in-control provisions, as further described in “Employment-Related Agreements” below. Patterson-UTI believes that such agreements may under certain circumstances protect Patterson-UTI’s interest by discouraging the NEOs from leaving employment out of concern for the security of their jobs or from otherwise being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

As was customary when the change in control agreement with Mr. Berns was entered into more than fifteen years ago, the change-in-control agreement provides Mr. Berns with a full gross-up payment for any excise taxes imposed on payments and benefits received under the change-in-control agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Messrs. Hendricks, Smith, Holcomb and Wexler, which are described below, do not include a tax gross-up provision.

Severance Agreement. In order to address prior severance agreements between UTI Energy Corp. and Mr. Berns, Patterson-UTI has entered into a written letter agreement with Mr. Berns pursuant to which Patterson-UTI has agreed to pay Mr. Berns within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to this letter agreement will reduce dollar for dollar any payment owed to Mr. Berns, if any, pursuant to the change-in-control agreement referenced above.

We believe the employment agreements, the Holcomb letter agreement, the change-in-control agreement and the severance agreement are important components of our overall executive compensation program. The employment agreements currently in effect, as well as the Holcomb letter agreement, set forth the manner by which the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the executive officer’s employment. We believe that severance protections, particularly in the context of a change-in-control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

Please see “Employment-Related Agreements” elsewhere in the proxy statement for further description of the employment agreements, letter agreement, change-in-control agreement and severance agreement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Gary M. Halverson, Chair

Tiffany (TJ) Thom Cepak

Curtis W. Huff

Amy H. Nelson

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William Andrew Hendricks, Jr.	2023	1,000,000		—	5,930,679	(5)	1,340,129	13,200	8,284,008
President & Chief	2022	1,000,000		—	7,768,767		2,187,500	12,200	10,968,467
Executive Officer	2021	1,000,000		—	5,442,905		1,562,500	11,600	8,017,005

C. Andrew Smith	2023	450,000		—	2,076,670	(6)	603,058	13,200	3,142,928
Executive Vice President &	2022	450,000		—	2,718,489		984,375	12,200	4,165,064
Chief Financial Officer	2021	450,000		—	2,044,810		703,125	11,600	3,209,535

Kenneth N. Berns	2023	450,000		—	1,976,893	(7)	603,058	—	3,029,951
Executive Vice President &	2022	450,000		—	2,588,724		984,375	—	4,023,099
Chief Commercial Officer	2021	450,000		—	2,036,286		703,125	—	3,189,411

James M. Holcomb	2023	513,635	(8)	250,000	1,694,098	(9)	536,051	13,200	3,006,984
Chief Operating Officer	2022	465,000		224,000	1,553,892		651,000	12,200	2,906,092
	2021	465,000		—	1,135,972		465,000	11,600	2,077,572

Seth D. Wexler	2023	475,000		—	1,531,624	(10)	407,399	13,200	2,427,223
Senior Vice President, General	2022	475,000		—	2,007,723		665,000	12,200	3,159,923
Counsel & Secretary	2021	475,000		—	1,349,000		475,000	11,600	2,310,600

(1)
The bonus paid to Mr. Holcomb in 2023 was a retention payment in December 2023 pursuant to his letter agreement entered into in connection with the NexTier merger and his transition out of his role of Chief Operating Officer to Executive Vice President and Chief Business Officer, as described in “Employment-Related Agreements and Other Matters”. The bonus amount for 2022 represents the incremental increase to Mr. Holcomb's 2022 bonus approved in connection with his promotion to Chief Operating Officer on January 1, 2023.
(2)
Amounts include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock units and performance units awarded to the Named Executive Officers in the fiscal years ended December 31, 2023, 2022 and 2021. For additional information related to the assumptions used in the valuation of restricted stock units and performance units, see Note 12 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The fair value of performance unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The Monte-Carlo simulation model takes into account expected price movement of Patterson-UTI stock as compared to the applicable peer group and, for the 2022 and 2023 performance unit awards, the S&P 500 Index. For the 2021 performance unit awards the Monte-Carlo simulation model takes into account expected price movement of Patterson-UTI stock as compared to the peer group, the S&P 500 Index, the Russell 3000 Index and the MSCI World Index. The Monte-Carlo simulation model assigned a higher value to each 2023 performance unit award than the closing price of Patterson-UTI’s stock on the grant date. Therefore, the value reflected in the 2023 Summary Compensation Table does not reflect the target award values shown in the 2023 Long-Term Incentive Grants section of the "Compensation Discussion and Analysis" in this proxy statement.
(3)
Amounts represent annual cash bonuses earned for the fiscal years ended December 31, 2023, 2022 and 2021.
(4)
Amounts reflect contributions to the Company's 401(k) plan by Patterson-UTI.
(5)
The 2023 amount includes $2,571,975 related to an annual award of restricted stock units and $3,358,704 related to an award of performance units during 2023. Assuming maximum performance, the value of the performance unit award would be $5,354,820 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).
(6)
The 2023 amount includes $900,990 related to an annual award of restricted stock units and $1,175,680 related to an award of performance units during 2023. Assuming maximum performance, the value of the performance unit award would be $1,874,400 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).
(7)
The 2023 amount includes $857,325 related to an annual award of restricted stock units and $1,119,568 related to an award of performance units during 2023. Assuming maximum performance, the value of the performance unit award would be $1,784,940 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).

(8)
Due to the timing of payroll cycles, the aggregate amount paid to Mr. Holcomb in 2023 as base salary differs slightly from his annual base salary for 2023 described above in “Compensation Discussion and Analysis”.
(9)
The 2023 amount includes $734,850 related to an annual award of restricted stock units and $959,248 related to an award of performance units during 2023. Assuming maximum performance, the value of the performance unit award would be $1,529,340 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).
(10)
The 2023 amount includes $664,560 related to an annual award of restricted stock units and $867,064 related to an award of performance units during 2023. Assuming maximum performance, the value of the performance unit award would be $1,382,370 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2023 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)(2)
William Andrew Hendricks, Jr.			625,000	1,250,000	2,500,000	—	—	—	—	$—
	5/5/23	(3)	—	—	—	125,700	251,400	502,800	—	$3,358,704
	5/5/23	(4)	—	—	—	—	—	—	241,500	$2,571,975
C. Andrew Smith			281,250	562,500	1,125,000	—	—	—	—	$—
	5/5/23	(3)	—	—		44,000	88,000	176,000		$1,175,680
	5/5/23	(4)	—	—	—	—	—	—	84,600	$900,990
Kenneth N. Berns			281,250	562,500	1,125,000	—	—	—	—	$—
	5/5/23	(3)	—	—	—	41,900	83,800	167,600	—	$1,119,568
	5/5/23	(4)	—	—	—	—	—	—	80,500	$857,325
James M. Holcomb			250,000	500,000	1,000,000	—	—	—	—	$—
	5/5/23	(3)	—	—	—	35,900	71,800	143,600	—	$959,248
	5/5/23	(4)	—	—	—	—	—	—	69,000	$734,850
Seth D. Wexler			190,000	380,000	760,000	—	—	—	—	$—
	5/5/23	(3)	—	—	—	32,450	64,900	129,800	—	$867,064
	5/5/23	(4)	—	—	—	—	—	—	62,400	$664,560

(1)
The 2023 non-equity incentive cash bonus plan for the fiscal year ended December 31, 2023 set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and other KPIs as described above in “Compensation Discussion and Analysis - Annual Incentive Compensation”.
(2)
The grant date fair value of restricted stock units was based on the closing price of Patterson-UTI Common Stock on the date of grant, and the grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model, each of which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.
(3)
On May 5, 2023, Patterson-UTI granted performance unit awards to the Named Executive Officers. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2023 through March 31, 2026. The performance goals are tied to Patterson-UTI’s total stockholder return for the performance period as compared to total stockholder return for our peer group determined by the Compensation Committee. The recipients will receive a target number of shares if Patterson-UTI’s total stockholder return when compared to the peer group, is at the 55th percentile and two times the target if at the 75th percentile or higher. If Patterson-UTI’s total stockholder return, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 55th percentile, or between the 55th and 75th percentile, will be determined using linear interpolation for levels of achievement between these points. If Patterson-UTI’s total stockholder return is negative or zero, the payout will not exceed the target number of shares.
(4)
Restricted stock units were awarded to the Named Executive Officers pursuant to the 2021 Long-Term Incentive Plan. Ordinary dividends are accrued on unvested restricted stock units and paid upon vesting. The rate at which these dividends are paid or accrued is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The restricted stock units vest over a three-year period as follows: one-third on May 5, 2024, one-third on May 5, 2025 and one-third on May 5, 2026.

The following table sets forth information concerning outstanding equity awards at December 31, 2023 for the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End

				Stock Awards
				Number			Equity Incentive		Equity Incentive
	Option Awards			of Shares			Plan Awards:		Plan Awards: Market
	Number of Securities			or Units of		Market Value of	Number of		or Payout Value of
	Underlying	Option		Stock		Shares or Units	Unearned Shares,		Unearned Shares,
	Unexercised	Exercise	Option	That Have		of Stock	Units or Other		Units or Other
	Options (#)	Price	Expiration	Not		That Have	Rights that Have		Rights that Have
Name	Exercisable	($)	Date	Vested (#)		Not Vested ($)(1)	Not Vested(2)		Not Vested ($)(1)
William Andrew Hendricks, Jr.	117,750	$33.10	4/21/2024	479,367	(3)	$5,177,164	589,250	(4)	$6,363,900
	257,000	$20.33	4/20/2025
	315,400	$18.54	4/25/2026
C. Andrew Smith	—	—	—	171,001	(3)	$1,846,811	215,550	(4)	$2,327,940
Kenneth N. Berns	78,500	$33.10	4/21/2024	164,634	(3)	$1,778,047	211,500	(4)	$2,284,200
	154,200	$20.33	4/20/2025
	189,100	$18.54	4/25/2026
James M. Holcomb	—	—	—	117,601	(3)	$1,270,091	131,900	(4)	$1,424,520
Seth D. Wexler	—	—	—	122,534	(3)	$1,323,367	148,500	(4)	$1,603,800

(1)
Based on the closing price of Patterson-UTI Common Stock on December 29, 2023 of $10.80 per share.
(2)
The 2021, 2022 and 2023 performance unit awards reflected in this column were granted on April 27, 2021, April 29, 2022, and May 5, 2023, respectively, and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total stockholder return compared to our peer group of companies at the time of grant for the performance period of April 1 of the grant year through March 31 of the third year following the grant year. All performance unit awards provide for a target payout based on a target level of total stockholder return compared to the peer group. The amounts presented in this column represent the target payout under the 2021 performance unit awards and the threshold payout under the 2022 and 2023 performance unit awards. These payout amounts for these awards are shown due to the relative TSR performance as of December 31, 2023. Based on Patterson-UTI’s total stockholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares granted. If Patterson-UTI’s total stockholder return is negative, then the number of shares received by the recipients will be capped at the target number of shares.

(3)	These restricted stock units vest as follows:
		4/27/2024	4/29/2024	5/5/2024	4/29/2025	5/5/2025	5/5/2026	Total
	William Andrew Hendricks, Jr.	118,667	59,600	80,500	59,600	80,500	80,500	479,367
	C. Andrew Smith	44,667	20,867	28,200	20,867	28,200	28,200	171,001
	Kenneth N. Berns	44,400	19,867	26,833	19,867	26,833	26,834	164,634
	James M. Holcomb	24,734	11,933	23,000	11,934	23,000	23,000	117,601
	Seth D. Wexler	29,334	15,400	20,800	15,400	20,800	20,800	122,534

(4)	Includes performance unit awards as follows:
		2021 Performance	2022 Performance	2023 Performance
		Unit Awards	Unit Awards	Unit Awards	Total
	William Andrew Hendricks, Jr.	370,500	93,050	125,700	589,250
	C. Andrew Smith	139,000	32,550	44,000	215,550
	Kenneth N. Berns	138,600	31,000	41,900	211,500
	James M. Holcomb	77,400	18,600	35,900	131,900
	Seth D. Wexler	92,000	24,050	32,450	148,500

The amounts presented in this table represent the target payout under the 2021 performance unit awards and the threshold payout under the 2022 and 2023 performance unit awards. These payout amounts for these awards are shown due to the relative TSR performance as of December 31, 2023 (as described in footnote 2 above).

The following table sets forth information concerning options exercised and stock awards vested during the fiscal year ended December 31, 2023 for the Named Executive Officers.

Option Exercises and Stock Vested

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	1,037,934	$12,391,796
C. Andrew Smith	—	$—	319,800	$3,496,542
Kenneth N. Berns	—	$—	385,866	$4,212,109
James M. Holcomb	—	$—	216,200	$2,360,172
Seth D. Wexler	—	$—	224,267	$2,451,224

(1)
Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day the respective shares or phantom units vested; provided that if the stock market was closed on the day the respective awards vested, the value realized on vesting is based on the closing price of Patterson-UTI common stock on the last day the stock market was open immediately prior to the day the respective awards vested.

No Pension Benefits or Nonqualified Deferred Compensation

Patterson-UTI does not provide any pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2023. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

EMPLOYMENT-RELATED AGREEMENTS

Employment, Change in Control and Severance Agreements

Employment Agreements with Messrs. Hendricks, Smith, Holcomb and Wexler

Patterson-UTI has Employment Agreements with Messrs. Hendricks, Smith, Holcomb and Wexler. Each Employment Agreement generally has an initial three-year term, and unless earlier terminated as provided therein, has a one year automatic annual extension each year. The executive may terminate his employment under his Employment Agreement by providing written notice of such termination at least 30 days before the effective date of such termination. Under specified circumstances, Patterson-UTI may terminate the executive’s employment under his Employment Agreement for cause (as defined in the Employment Agreement) by providing written notice 10 - 30 days, depending on the nature of the cause trigger, before the effective date of such termination and by granting at least 10 - 20 days, depending on the nature of the cause trigger, to cure the cause for such termination, provided that if the matter is reasonably determined by Patterson-UTI to not be capable of being cured, the executive may be terminated for cause on the date the written notice is delivered. Each Employment Agreement also provides for, among other things, severance payments following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in each Employment Agreement). Under these provisions, if the executive’s employment is terminated by Patterson-UTI without cause, or the executive terminates his employment for good reason:

•
the executive will have the right to receive a lump-sum payment consisting of 3 times (in the case of Mr. Hendricks) or 2.5 times (in the case of Messrs. Smith, Holcomb and Wexler) the sum of (i) his base salary and (ii) the average annual cash bonus received by him for the three years prior to the date of termination,
•
the executive will have the right to receive a pro-rated lump-sum payment equal to his annual cash bonus based on actual results for the year, payable at the same time as annual cash bonuses are paid to active employees,
•
Patterson-UTI will accelerate vesting of all time-based equity, phantom equity and long-term cash incentive awards on the 60th day following the executive’s termination,
•
Patterson-UTI will cause all performance-based equity, phantom equity and long-term cash incentive awards to continue in effect through the end of the applicable performance period and vest based on actual results as if the executive had remained employed through the end of the applicable performance period, and
•
Patterson-UTI will pay the executive certain accrued obligations and certain obligations pursuant to the terms of employee benefit plans.

However, if a termination by Patterson-UTI other than for cause or by the executive for good reason occurs following a change in control (which is defined in a substantially similar manner to the definition in Mr. Berns' CIC Agreement (as defined below)), the executive will generally be entitled to the same severance payments and benefits described above except that (i) the pro-rated lump-sum payment for annual cash bonuses will be based on the executive’s highest annual cash bonus for the last three years, (ii) the executive will be entitled to 36 months (in the case of Mr. Hendricks) or 30 months (in the case of Messrs. Smith, Holcomb and Wexler) of subsidized benefits continuation coverage, and (iii) the performance-based equity, phantom equity and long-term cash incentive awards will be accelerated based on the target level of performance on the 60th day following the executive’s termination.

As discussed in “Compensation Discussion and Analysis – Employment-Related Agreements and Other Matters", Mr. Holcomb entered into a letter agreement in connection with the NexTier merger that provides that, following the one-year anniversary of the closing of the NexTier merger, Mr. Holcomb will not have “good reason” to terminate his employment with Patterson-UTI due to the transition of his role in connection with the NexTier merger and any resulting changes in his authority, duties or responsibilities.

Change in Control Agreement with Mr. Berns

Patterson-UTI has a Change in Control Agreement with Mr. Berns (the “CIC Agreement”). The CIC Agreement was entered into in 2004 to protect Mr. Berns should a change in control occur, thereby encouraging Mr. Berns to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

The CIC Agreement generally has an initial term with automatic 12-month renewals unless Patterson-UTI notifies Mr. Berns at least 90 days before the end of such renewal period that the term will not be extended. If a change in control of Patterson-UTI occurs during the term of the CIC Agreement and Mr. Berns’ employment is terminated (i) by Patterson-UTI other than for cause or other than automatically as a result of death, disability or retirement, or (ii) by Mr. Berns for good reason (as those terms are defined in the CIC Agreement), then Mr. Berns will generally be entitled to, among other things:

•
a bonus payment equal to the highest bonus paid after the CIC Agreement was entered into (such bonus payment prorated for the portion of the fiscal year preceding the termination date);
•
a payment equal to 2 times the sum of (i) the highest annual salary in effect for Mr. Berns and (ii) the average of the three annual bonuses earned by Mr. Berns for the three fiscal years preceding the termination date; and
•
continued coverage under Patterson-UTI’s welfare plans for up to two years.

As was customary when the CIC Agreement was entered into more than fifteen years ago, the CIC Agreement provides Mr. Berns with a full gross-up payment for any excise taxes imposed on payments and benefits received under the CIC Agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Messrs. Hendricks, Smith, Holcomb and Wexler, which are described above, do not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•
an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding common stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,
•
a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or
•
a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

Severance Agreement with Mr. Berns

To address a prior severance agreement between UTI Energy Corp. and Mr. Berns, Patterson-UTI has entered into a written letter agreement with Mr. Berns pursuant to which Patterson-UTI has agreed to pay Mr. Berns within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to this letter agreement will reduce dollar for dollar any payment owed to Mr. Berns, if any, pursuant to the CIC Agreement.

Equity Award Agreements with Named Executive Officers

Outstanding awards held by the Named Executive Officers do not provide for acceleration solely upon a change in control, and instead provide for acceleration only upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control.

All restricted stock unit and performance unit awards held by the Named Executive Officers provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. Such terminations at December 31, 2023 would have resulted in the issuance of the following shares pursuant to the accelerated vesting of restricted stock units (with the fair value based on the market price of Patterson-UTI common stock at December 29, 2023):

	Shares	Fair Value
William Andrew Hendricks, Jr.	351,564	$3,796,891
C. Andrew Smith	128,328	$1,385,942
Kenneth N. Berns	125,311	$1,353,359
James M. Holcomb	76,544	$826,675
Seth D. Wexler	88,611	$956,999

In the event of termination of employment due to death or disability, the holders of performance units and phantom units would vest in the portion of the award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Potential Payments Upon a Termination or Change in Control

Amounts that each of the Named Executive Officers would be entitled to under the employee’s CIC Agreement or Employment Agreement and other award agreements if a change in control had occurred as of December 31, 2023 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the CIC Agreement or the Employment Agreement and applicable award agreements) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Other Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr.	$2,187,500	$7,375,000	$5,177,164	$6,363,900	$39,600	$21,143,164
C. Andrew Smith	$984,375	$2,765,625	$1,846,811	$2,327,940	$33,000	$7,957,751
Kenneth N. Berns	$1,397,022	$2,212,500	$1,778,047	$2,284,200	$—	$7,671,769
James M. Holcomb	$875,000	$2,552,667	$1,270,091	$1,424,520	$33,000	$6,155,278
Seth D. Wexler	$665,000	$2,327,500	$1,323,367	$1,603,800	$33,000	$5,952,667

(1)
In the case of Messrs. Hendricks, Smith, Holcomb and Wexler, the assumed bonus is equal to the highest annual bonus paid in the three years prior to 2023. In the case of Mr. Berns, the assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreement was entered into through December 31, 2023.
(2)
The assumed salary and bonus payment represents 3.0 times (in the case of Mr. Hendricks), 2.5 times (in the case of Messrs. Smith, Holcomb and Wexler) or 2.0 times (in the case of Mr. Berns) of the sum of the 2023 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2022, 2021 and 2020. Bonus amounts earned in 2023 were not considered in this calculation as they were not determined until after December 31, 2023.
(3)
Each of the stock award agreements granted beginning in 2021 provide that unvested awards will vest upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control. Amounts presented in the table represent the value of unvested stock awards using the market price of Patterson-UTI common stock on December 29, 2023 of $10.80 per share.
(4)
Share settled performance unit agreements granted beginning in 2021 include a provision that, upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2023, valued at the December 29, 2023 closing price of Patterson-UTI common stock of $10.80 per share.
(5)
Messrs. Hendricks, Smith, Holcomb and Wexler participated in Patterson-UTI’s health and welfare plans as of December 31, 2023. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks and 30 months in the case of Messrs. Smith, Holcomb and Wexler. No tax gross-up payment would have been payable to Mr. Berns under the terms of his CIC Agreement.

In the event of a termination of employment of Mr. Berns for any reason, including voluntary termination, Mr. Berns would be entitled to an amount in cash equal to his annual base salary at the time of such termination. Any such payment made by Patterson-UTI will reduce dollar for dollar any payment owed to Mr. Berns that is reflected in the table above. In the case of Messrs. Hendricks, Smith, Holcomb or Wexler, if the executive’s employment was terminated by Patterson-UTI other than for cause or terminated by the executive for good reason (as defined in the Employment Agreement) and not in connection with a change-in-control, then the executive would be entitled to the same potential payments and benefits as set forth in the table above. Additionally, upon a termination by Patterson-UTI other than for cause or a termination by the executive for good reason and not in connection with a change-in-control, the potential payments and benefits set forth in the table above with respect to the performance units and phantom units would not be paid at the time of such termination, as such awards would instead remain outstanding through the end of the applicable performance period, subject to achievement of the applicable performance measures.

With respect to Messrs. Hendricks, Smith, Holcomb or Wexler, the foregoing severance benefits (other than the accrued obligations and benefit obligations) are conditioned on the executive’s execution of a release within 50 days of his termination that is not revoked during any applicable revocation period provided in such release. Their employment agreements also contain covenants and restrictions, including non-competition and non-solicitation provisions pursuant to which the executive will not be permitted to compete with Patterson-UTI in certain circumstances for a period of one year following termination of employment.

Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio for 2023.

We identified the median employee using our employee population on December 31, 2023. At December 31, 2023, we had approximately 10,100 employees located in the United States and 550 employees located in other countries.

In identifying the median employee, in accordance with SEC rules, we excluded approximately 4,900 employees that became our employees as a result of the NexTier Merger in September 2023 and approximately 700 employees that became our employees as a result of the Ulterra acquisition in August 2023, 261 of which were located in other countries. Additionally, as permitted under SEC rules, we relied on the de minimis exception to decrease the number of countries where we obtained data, which resulted in us excluding 228 legacy Patterson-UTI employees in Colombia.

The compensation measure we used to identify the median employee was W-2 wages. We chose this compensation measure as it applied to all U.S. employees, allowing for accessibility and broad comparability.

The total annual compensation for the year ended December 31, 2023 was calculated as $93,324 for our median employee and $8,284,008 for our CEO as reflected in the “Total” column of the Summary Compensation Table. The ratio of our CEO’s pay to that of our median employee for 2023 was approximately 89 times. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Pay Versus Performance

Pay Versus Performance Table

The following table sets forth specified executive compensation and financial performance measures for the Company’s four most recently completed fiscal years, and cumulative total shareholder return (TSR) information for the Company and a peer group for the 1-, 2-, 3- and 4-year periods commencing as of December 31, 2019, as required by Item 402(v) of Regulation S-K:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (2) (3)	Total Shareholder Return	Peer Group Total Shareholder Return (4)	Net Income (Loss) ($ in thousands)	Operating Cash Flow ($ in millions) (5) (6)
2023	$8,284,008	$(9,501,753)	$2,901,772	$(2,575,133)	110	115	$245,952	$530.9
2022	$10,968,467	$32,675,932	$3,563,545	$9,767,320	168	113	$154,658	$332.3
2021	$8,017,005	$14,736,737	$2,696,782	$4,588,122	83	70	$(654,545)	$49.0
2020	$3,722,515	$1,228,134	$1,089,349	$710,831	51	58	$(803,692)	$86.5
(1)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to our Principal Executive Officer ("PEO"), as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received. In accordance with these rules, these amounts reflect Total compensation as set forth in the Summary Compensation Table for each year, with adjustments made to 2023 Total compensation as shown below. Adjustments for prior fiscal years are reflected in the Pay Versus Performance Section of our 2023 proxy statement. The fair value of performance unit and phantom unit awards was determined based on a Monte-Carlo simulation model that takes into account expected price movement of Patterson-UTI stock as compared to peer companies and relevant market indices, as of the relevant measurement dates. Assumptions used in the Monte-Carlo simulation model include assumptions regarding volatility, the risk-free interest rate, dividend yield, and stock beta. Due to differences in measurement dates, the assumptions used in these valuations could differ materially from the assumptions used to determine the fair value as of the grant date of such awards.

Compensation Actually Paid to PEO	2023
Summary Compensation Table Total	$8,284,008
Less, value of Stock Awards reported in Summary Compensation Table	$5,930,679
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$5,200,272
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(12,534,094)
Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	$(4,521,260)
Total	$(9,501,753)

(2)
The non-PEO Named Executive Officers for each of the covered fiscal years are Messrs. Smith, Berns, Holcomb and Wexler.

(3)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the other Named Executive Officers, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by the Named Executive Officers. In accordance with these rules, these amounts reflect average Total compensation as set forth in the Summary Compensation Table for each year, with adjustments made to average 2023 Total compensation as shown below. Adjustments for prior fiscal years are reflected in the Pay Versus Performance Section of our 2023 proxy statement. The fair value of performance unit awards was determined based on a Monte-Carlo simulation model that takes into account expected price movement of Patterson-UTI stock as compared to peer companies and relevant market indices, as of the relevant measurement dates. Assumptions used in the Monte-Carlo simulation model include assumptions regarding volatility, the risk-free interest rate, dividend yield, and stock beta. Due to differences in measurement dates, the assumptions used in these valuations could differ materially from the assumptions used to determine the fair value as of the grant date of such awards.

Average Compensation Actually Paid to Other Named Executive Officers	2023
Average Summary Compensation Table Total	$2,901,772
Less, average value of Stock Awards reported in Summary Compensation Table	$1,819,821
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$1,595,760
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(3,712,842)
Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	$(1,540,002)
Total	$(2,575,133)

(4)
The peer group used for the calculation of Peer Group Total Shareholder Return is the Oilfield Service Index(OSX).

(5)
The Company-Selected Measure is Operating Cash Flow, which is not defined by U.S. GAAP. Operating cash flow is defined herein as Adjusted EBITDA less cash capital expenditures (as adjusted for any Board-approved increase in capital expenditures after incentive plan performance targets were set) and, for 2023, as further adjusted to reduce the impact of incremental Operating Cash Flow and Adjusted EBITDA realized from the contribution of the acquired NexTier and Ulterra businesses. Adjusted EBITDA is defined herein as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill), excluding any M&A related or restructuring charges (and, for 2020, excluding the impact of a $9.2 million charge to reduce the carrying value of a deposit for future sand purchases).
(6)
While SEC guidance under Item 402(v) of Regulation S-K does not permit the use of multi-year relative Total Shareholder Return as a permissible Company-Selected Measure for the table above, the Company views 3-year relative Total Shareholder Return as the most important measure used to link executive “compensation actually paid” to Company performance.

Other Financial and Non-Financial Measures Used

The Company considers the following financial and non-financial measures to be the most important measures used to link executive compensation actually paid to company performance for the most recently completed fiscal year:

Most Important Measures Used to Link Executive Compensation Actually Paid to Company Performance
Absolute Total Stockholder Return
Relative Total Stockholder Return
Operating Cash Flow
Adjusted EBITDA
Health, Safety and Environmental Performance

Please see “Compensation Discussion and Analysis” elsewhere in this proxy statement for additional information regarding these measures.

Relationship Between Compensation Actually Paid and TSR, Net Income and Company-Selected Measure

The following chart(s) show a graphical relationship between Compensation Actually Paid (PEO and Average Other NEOs) to the Company’s TSR, Net Income, and Operating Cash Flow, as well as between the Company TSR and Peer Group TSR for the four-year period ended December 31, 2023:

Pay Versus TSR 2020-2022

Pay Versus Net Income 2020-2022

Pay Versus Net Income 2020-2023
Annual Net Income ($ Mil.)
Compensation Actually Paid ($ Mil.)
$300
$0
($300)
($600)
($900)
$60
$40
$20
$0
($20)
$1.2
$0.7
$14.7
$4.6
$32.7
$9.8
($9.5)
($2.6)
($804)
($655)
$155
$246
2020
2021
2022
2023
CAP to CEO
CAP to Other NEOs
Net Income

Pay Versus Operating Cash Flow 2020-2022

Pay Versus Operating Cash Flow 2020-2023
Annual Oper. Cash Flow ($ Mil.)
Compensation Actually Paid ($ Mil.)
$600
$450
$300
$150
$0
($150)
$60
$45
$30
$15
$0
($15)
$87
$1.2
$0.7
$14.7
$49
$4.6
$32.7
$332
$9.8
$531
($9.5)
($2.6)
2020
2021
2022
2023
CAP to CEO
CAP to Other NEOs
Operating Cash Flow

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with each of the Named Executive Officers and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2023 with respect to the directors of Patterson-UTI who are not executive officers:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)		Total ($)
Leslie A. Beyer (3)	$28,333	$—	$—	$—		$28,333
Tiffany (TJ) Thom Cepak	$105,000	$174,984	$—	$—		$279,984
Michael W. Conlon (3)	$67,500	$174,984	$—	$—		$242,484
Robert W. Drummond (3)	$26,667	$—	$—	$2,293,998	(4)	$2,320,665
Gary M. Halverson (3)	$33,333	$—	$—	$—		$33,333
Curtis W. Huff	$143,333	$224,999	$—	$—		$368,332
Terry H. Hunt (3)	$71,250	$174,984	$—	$—		$246,234
Cesar Jaime	$84,568	$174,984	$—	$—		$259,552
Janeen S. Judah	$93,333	$174,984	$—	$—		$268,317
Amy H. Nelson (3)	$31,667	$—	$—	$—		$—
Julie Robertson	$91,667	$174,984	$—	$—		$266,651
James C. Stewart (3)	$31,667	$—	$—	$—		$31,667

(1)
Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock units awarded to the directors in the fiscal year ended December 31, 2023. For additional information related to the assumptions used and valuation of restricted stock units, see Note 12 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Mses. Cepak, Judah and Robertson and Messrs. Conlon, Hunt and Jaime received an award of 10,391 restricted stock units, and Mr. Huff received an award of 13,361 restricted stock units, on January 1, 2023 with a grant date value of $16.84 per restricted stock unit. The restricted stock units awarded on January 1, 2023 fully vested on September 1, 2023 upon consummation of the NexTier merger.
(2)
No options were issued to directors during the fiscal year ended December 31, 2023. As of December 31, 2023, Messrs. Conlon, Huff, Hunt and Stewart and Ms. Cepak held the following options to purchase shares of Common Stock:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Total
Tiffany (TJ) Thom Cepak	30,000	—	30,000
Michael W. Conlon	20,000	—	20,000
Curtis W. Huff	20,000	—	20,000
Terry H. Hunt	20,000	—	20,000
James C. Stewart	157,776	—	157,776

(3)
In connection with the NexTier merger, Messrs. Conlon and Hunt resigned from our Board on September 1, 2023, and Messrs. Drummond, Halverson and Stewart and Mses. Beyer and Nelson were each appointed to our Board effective as of such date.
(4)
Amounts reflect severance paid to Mr. Drummond in 2023. Prior to the NexTier merger, NexTier and Mr. Drummond were party to an employment agreement pursuant to which Mr. Drummond became eligible to receive severance benefits upon his qualifying termination of employment, which occurred immediately following the closing of the NexTier merger. Accordingly, Mr. Drummond entered into a Separation Agreement and General Release of Claims with NexTier, effective as of September 1, 2023, under which he received (or receives) the following: (i) a cash amount equal to three times the sum of his annual base salary plus annual target bonus, payable over 36 months (of which $825,500 was paid in 2023); (ii) a one-time cash amount of $1,464,266, equal to the sum of his target annual bonus for the year of termination, the cost of 36 months’ continuation of coverage of group health coverage, and 50% of the value of Mr. Drummond’s paid time off days for the 2023 calendar year; (iii) full vesting of all outstanding equity awards in accordance with the awards’ governing terms (at a total value of $7,428,294 for his cash-settled performance units and $44,433,713 for all other awards based on the closing price per share on the date of settlement, which is not included above); and (iv) continued payment of certain financial planning service fees.

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors.

In December 2023, the Board of Directors approved certain changes to compensation for non-employee directors. These changes followed a director compensation peer benchmarking process, and were implemented to better align director compensation with similar peers in light of the Company’s growth during 2023. As a result of these changes, the current compensation for non-employee directors is as follows: Each non-employee director receives an annual base cash retainer of $100,000 and an award of restricted stock units on January 1 of each year with a grant date value of $175,000. The non-Executive Chairman receives an additional annual cash retainer of $70,000 and an award of additional restricted stock units with a grant date value of $70,000. At times while the Board has an Executive Chairman, the Lead Director receives an additional annual cash retainer of $20,000. Each non-employee director receives additional annual cash retainers for the committees on which he or she serves as follows:

	Chair	Member
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$15,000	$7,500
Audit Committee	$25,000	$10,000
Sustainability Committee	$15,000	$7,500

CERTAIN TRANSACTIONS

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the chair of the Audit Committee, who has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction (if the aggregate amount involved in such transaction is $1,000,000 or less), or direct that such transaction be submitted to the Audit Committee for consideration. Any such transaction involving an aggregate amount exceeding $1,000,000 is submitted to the Audit Committee for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $100,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority, transactions with passive institutional stockholders that are in the ordinary course of both Patterson-UTI’s and such other company’s business and transactions with another publicly traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of the common stock of Patterson-UTI and being a passive institutional stockholder of the other publicly traded company’s equity securities.

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 545,000 shares of such Common Stock.

Mr. Berns, Executive Vice President and Chief Commercial Officer of Patterson-UTI, is an executive of REMY Investors, which is the general partner of REMY Capital.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 28, 2024 (except as otherwise indicated), the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock. As of March 28, 2024, we had 403,806,999 shares of common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
BlackRock, Inc.	55,520,175	(1)	13.7%
The Vanguard Group	45,041,080	(2)	11.1%
Blackstone	28,720,953	(3)	7.1%
Directors and Named Executive Officers:
William Andrew Hendricks, Jr.	2,356,424	(4)	*
C. Andrew Smith	427,146	(5)	*
Kenneth N. Berns	1,235,578	(6)	*
James M. Holcomb	318,175	(7)	*
Seth D. Wexler	283,418	(8)	*
Leslie A. Beyer	17,731	(9)	*
Tiffany (TJ) Thom Cepak	137,081	(10)	*
Robert W. Drummond	2,391,692	(11)	*
Gary M. Halverson	130,582	(12)	*
Curtis W. Huff	377,596	(13)	*
Cesar Jaime	21,432	(14)	*
Janeen S. Judah	121,665	(15)	*
Amy H. Nelson	125,438	(16)	*
Julie J. Robertson	21,432	(17)	*
James C. Stewart	1,396,582	(18)	*
All current directors and executive officers as a group (16 persons)	9,579,556	(19)	2.3%

* indicates less than 1.0%

(1)
Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 23, 2024. According to the report, BlackRock, Inc. has sole voting power with respect to 54,742,055 shares and sole dispositive power with respect to 55,520,175 shares. The address of the principal business office of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(2)
Based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. According to the report, The Vanguard Group has shared voting power with respect to 278,306 shares, sole dispositive power with respect to 44,437,638 shares and shared dispositive power with respect to 603,442 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)
Based solely on a Schedule 13G/A filed by BEP Diamond Topco L.P., BEP Diamond Topco LLC, BEP Diamond Aggregator L.P., BCP VII/BEP II Holdings Manager L.L.C., Blackstone Energy Management Associates II L.L.C., Blackstone Management Associates VII L.L.C., BMA VII L.L.C., Blackstone EMA II L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., Blackstone Inc., Blackstone Group Management L.L.C and Stephen A. Schwarzman ("Blackstone") with the SEC on February 9, 2024. According to the report, Blackstone has sole voting power with respect to 28,720,953 shares, sole dispositive power with respect to 26,618,180 shares and shared dispositive power with respect to 2,102,773 shares. The principal business address of Blackstone is 345 Park Avenue, New York, New York 10154.
(4)
Includes shares underlying stock options held by Mr. Hendricks that are presently exercisable to purchase 690,150 shares. Includes 258,767 shares underlying restricted stock units that will vest within 60 days. Does not include 220,600 shares underlying restricted stock units that will not vest within 60 days.
(5)
Includes 93,734 shares underlying restricted stock units held by Mr. Smith that will vest within 60 days. Does not include 77,267 shares underlying restricted stock units that will not vest within 60 days.
(6)
Includes shares underlying stock options held by Mr. Berns that are presently exercisable to purchase 421,800 shares. Includes 91,100 shares underlying restricted stock units that will vest within 60 days. Does not include 73,534 shares underlying restricted stock units that will not vest within 60 days. The Common Stock beneficially owned by Mr. Berns includes 34,000 shares held in trust(s) for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(7)
Includes 59,667 shares underlying restricted stock units held by Mr. Holcomb that will vest within 60 days. Does not include 57,934 shares underlying restricted stock units that will not vest within 60 days.
(8)
Includes 65,534 shares underlying restricted stock units held by Mr. Wexler that will vest within 60 days. Does not include 57,000 shares underlying restricted stock units that will not vest within 60 days.
(9)
Does not include 16,203 shares underlying unvested restricted stock units held by Ms. Beyer that will not vest within 60 days.
(10)
Includes shares underlying presently exercisable stock options held by Ms. Cepak to purchase 30,000 shares. Does not include 16,203 shares underlying unvested restricted stock units that will not vest within 60 days.
(11)
Does not include 16,203 shares underlying unvested restricted stock units held by Mr. Drummond that will not vest within 60 days.
(12)
Does not include 16,203 shares underlying unvested restricted stock units held by Mr. Halverson that will not vest within 60 days.
(13)
Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 20,000 shares. Does not include 22,685 shares underlying unvested restricted stock units that will not vest within 60 days.
(14)
Does not include 16,203 shares underlying unvested restricted stock units held by Mr. Jaime that will not vest within 60 days.
(15)
Does not include 16,203 shares underlying unvested restricted stock units held by Ms. Judah that will not vest within 60 days.
(16)
Does not include 16,203 shares underlying unvested restricted stock units held by Ms. Nelson that will not vest within 60 days.
(17)
Does not include 16,203 shares underlying unvested restricted stock units held by Ms. Robertson that will not vest within 60 days.
(18)
Includes shares underlying presently exercisable stock options held by Mr. Stewart to purchase 23,093 shares. Does not include 16,203 shares underlying unvested restricted stock units that will not vest within 60 days. The Common Stock beneficially owned by Mr. Stewart includes 1,277,254 shares held by a limited partnership over which he exercises ownership and control.
(19)
Includes shares underlying stock options that are presently exercisable to purchase 1,185,043 shares of Common Stock. Includes 568,802 shares underlying restricted stock units held by certain directors and executive officers that will vest within 60 days. Does not include 866,229 shares underlying restricted stock units held by such individuals that will not vest within 60 days. Does not include shares of Common Stock beneficially owned by REMY Investors.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Equity Compensation Plan Information

The following table presents equity compensation plan information as of December 31, 2023. This information is presented without regard to the Plan Amendment for which stockholder approval is being requested under Proposal 3:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	11,026,224	$23.36	13,910,294
Equity compensation plans not approved by security holders	—	$—	—
Total	11,026,224	$23.36	13,910,294

(1)
This plan category includes the 2021 Plan, the NexTier Plan, the Former C&J Energy Plan, and the 2014 Plan. The 2021 Plan provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees, officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. Amount in column (a) assumes target payout of all performance units outstanding. The vesting schedule and term are set by the Compensation Committee of the Board of Directors, except that the Board has the same power as the Compensation Committee with respect to awards to directors. Certain awards outstanding under the NexTier Plan and the Former C&J Energy Plan at the time of the NexTier merger were converted into, as applicable, options or time-vesting restricted stock units with respect to shares of Patterson-UTI common stock. Additionally, certain options remain exercisable under the 2014 Plan. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under the 2021 Plan. In addition to the 2021 Plan, this plan category also includes the NexTier Plan, the Former C&J Energy Plan, and the 2014 Plan. No future awards will be granted under the NexTier Plan, the Former C&J Energy Plan, or the 2014 Plan. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.

(2)
This column reflects the weighted average exercise price of options granted under the NexTier Plan, the Former C&J Energy Plan, and the 2014 Plan that were outstanding on December 31, 2023. No options have been granted under the 2021 Plan. This column excludes outstanding restricted stock units and performance units, for which no consideration is paid for the vesting of such awards into common stock.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee members are Mses. Cepak (chair), Judah and Robertson, and Messrs. Halverson, Jaime and Stewart, each of whom is independent within the meaning of applicable rules under the Exchange Act and within the meaning of the Nasdaq listing standards. The Board has determined that Ms. Cepak is an “audit committee financial expert” within the meaning of applicable SEC rules.

The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of: (i) financial reports and other financial information provided by Patterson-UTI to the public and government/regulatory bodies, (ii) Patterson-UTI’s system of internal control over financial reporting, and (iii) the annual independent audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting.

The Audit Committee’s role is one of review, and it recognizes that Patterson-UTI’s management is responsible for preparing Patterson-UTI’s consolidated financial statements and the independent auditors are responsible for auditing those financial statements. In fulfilling its review and oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2023, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments made by management, and the clarity of disclosures provided in the financial statements. The Audit Committee also discussed with management the basis for their assertion that Patterson-UTI maintained effective internal control over financial reporting as of December 31, 2023.

The Audit Committee discussed with Patterson-UTI’s independent registered public accounting firm (PricewaterhouseCoopers LLP) the overall scope and plans for their integrated audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their integrated audit, their evaluation of Patterson-UTI’s internal control over financial reporting and the overall quality of Patterson-UTI’s financial reporting. The Audit Committee also reviewed with PricewaterhouseCoopers LLP their judgments as to the quality, not just the acceptability, of Patterson-UTI’s accounting principles and discussed such other matters as are required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding their independence, and their communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements and management’s report on internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Audit Committee of the Board of Directors:

Tiffany (TJ) Thom Cepak, Chair

Gary M. Halverson

Cesar Jaime

Janeen S. Judah

Julie J. Robertson

James C. Stewart

PricewaterhouseCoopers LLP Fees for Fiscal Years 2023 and 2022

In 2023 and 2022, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2023	Fees Incurred in Fiscal Year 2022
Audit fees	$3,630,000	$2,015,000
Audit-related fees	865,000	—
Tax fees	176,100	246,600
All other fees	5,400	9,105
Total	$4,676,500	$2,270,705

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Ms. Cepak, as Chair of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Ms. Cepak approves any such engagement, she discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2023 and 2022 consisting of the integrated audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting, and quarterly reviews of Patterson-UTI’s interim financial statements and the audits of certain subsidiaries. “Audit-related fees” for 2023 relate to professional services provided in connection with the NexTier merger, Ulterra acquisition, and $400 million senior notes offering. The Audit Committee Charter includes procedures under which the Audit Committee or its delegate approves in advance all audit and non-audit services (subject to any de minimis exceptions permitted by law for non-audit services, which must, in any event, be approved annually by the Audit Committee prior to completion of the annual audit) provided by the Company's independent auditors. The Audit Committee or Ms. Cepak, as Chair of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2024 Annual Meeting

Proposals for Inclusion in the Proxy Statement. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2025 annual meeting of stockholders, proposals from stockholders must be received by Patterson-UTI no later than the close of business on December [ ], 2024, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement. Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement or stockholder proposals to be properly brought before the 2025 annual meeting by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for in Patterson-UTI’s bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2025 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the close of business at Patterson-UTI’s principal executive offices not earlier than the close of business on February 6, 2025 and not later than the close of business on March 8, 2025, assuming the date of the 2025 annual meeting is not changed by more than 30 days before or after the anniversary date of the 2024 annual meeting. A stockholder’s notice to the Secretary of Patterson-UTI shall contain certain information specified in Patterson-UTI’s bylaws regarding the stockholder and the proposed nominee or stockholder proposal. See Article I, Section 8 of Patterson-UTI’s bylaws. In addition to giving notice pursuant to the advance notice provisions of Patterson-UTI’s bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required pursuant to Rule 14a-19, the SEC’s universal proxy rule, to the Secretary of the Company regarding such intent no later than April 7, 2025.

Proxy Access Procedures. Patterson-UTI’s bylaws permit a stockholder, or group of up to 20 stockholders, owning continuously for at least three years shares of Patterson-UTI stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of two or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in Patterson-UTI’s bylaws. See Article I, Section 11 of Patterson-UTI’s bylaws. Written notice of proxy access director nominees must be received by the close of business at Patterson-UTI’s principal executive offices not earlier than December [ ], 2024 and not later than January [ ], 2025, assuming the date of the 2025 annual meeting is not changed by more than 30 days before or after the anniversary date of the 2024 annual meeting.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “Financial Information” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. Unless different instructions were previously provided to Patterson-UTI, if two or more stockholders share a mailing address, such stockholders were deemed to have consented to receiving only one copy, and a single copy of this proxy statement and Patterson-UTI's annual report on Form 10-K (and/or a single copy of the Notice) has been sent to their address. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Requests may also be made by calling Investor Relations at (281) 765-7100.

ANNEX A

PATTERSON-UTI ENERGY, INC.

2021 LONG-TERM INCENTIVE PLAN

(as amended through September 1, 2023 and proposed to be amended by the Plan Amendment)

Patterson-UTI Energy, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2021 Long-Term Incentive Plan (as amended from time to time, the “Plan”) effective as of April 9, 2021 (the “Effective Date”), as amended effective June 8, 2023, September 1, 2023, and June 6, 2024.

1. PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2. DEFINITIONS

2.1 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Performance Unit, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2 “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which shall be in written or electronic form, as designated by the Committee.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Change of Control” shall mean, except as otherwise provided in an Award Agreement, the occurrence of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.4(a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2.4(c); or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

(c) Consummation of (i) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (ii) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board, providing for such Business Combination.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Committee” shall mean the Compensation Committee of the Board, consisting of no fewer than two Directors, each of whom is (a) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act and (b) an “independent director” for purpose of the rules and regulations of the Nasdaq Stock Market.

2.7 “Director” shall mean a non-employee member of the Board.

2.8 “Disability” shall, except as otherwise provided in an Award Agreement, exist (a) if the Participant qualifies for long-term disability benefits under a long-term disability program sponsored by the Company in which employees participate generally or (b) if the Company does not sponsor such a long-term disability program, if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.9 “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person (a) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.10 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.11 “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the Nasdaq Stock Market on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the Nasdaq Stock Market, on the principal national securities exchange on which the Company is listed, and if the Company is not then listed on the Nasdaq Stock Market or any national securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.12 “Incentive Stock Option” shall mean an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.13 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.14 “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.15 “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.

2.16 “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.17 “Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.18 “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.19 “Prior Plans” shall mean, collectively, the Company’s 2005 Long-Term Incentive Plan, as amended, and the Company’s Amended and Restated 2014 Long-Term Incentive Plan, as amended.

2.20 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate in its sole discretion.

2.21 “Shares” shall mean the shares of common stock of the Company, par value $.01 per share.

2.22 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.23 “Subsidiary” shall mean any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

2.24 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3. SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to adjustment as provided in Section 11.2 and this Section 3.1, the total number of Shares authorized for grant under the Plan shall be the sum of (i) 34,045,000~~14,045,000~~Shares, plus (ii) the total number of Shares remaining available for grant under the Prior Plans as of the Effective Date~~, plus (iii) 10,050,932 Shares (such Shares under prong (iii), the “NexTier Shares”)~~. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two Shares for every one Share awarded. No further awards will be granted under any Prior Plans. ~~Notwithstanding anything to the contrary contained herein, the NexTier Shares (i) may only be subject to Awards granted on or prior to January 3, 2027 and (ii) may only be subject to Awards granted to Employees and Directors who were not employees, directors, consultants or advisors of the Company or any of its subsidiaries as of immediately prior to September 1, 2023.~~

(b) If any Shares subject to an Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plans is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be (or become with respect to Shares subject to awards under the Prior Plans) available for grant subject to Awards under the Plan, subject to Section 3.1(d) below. Notwithstanding the foregoing, the following Shares shall not become available for grant under the Plan: (i) Shares subject to an Option or Stock Appreciation Right or to a stock option or stock appreciation right under the Prior Plans that are used to satisfy the exercise price of stock options~~,~~ or are not issued upon the stock-settlement of a stock appreciation right, ~~or~~(ii) Shares ~~are~~withheld by the Company for income or employment taxes on any Award granted under the Plan or (iii) Shares repurchased on the open market with the proceeds of the option exercise price.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall only be made (i) until the last date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and (ii) to individuals who were not Employees or Directors prior to such acquisition or combination.

(d) Any Shares that become available for grant pursuant to Section 3.1(b) shall be added to the share reserve set forth in Section 3.1(a): (i) as one Share if such Shares were subject to options or stock appreciation rights granted under the Plan or Prior Plans or (ii) as two Shares if such Shares were subject to awards other than options or stock appreciation rights that were granted under the Plan or the Prior Plans.

3.2 Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3 Minimum Vesting for Awards. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) Substitute Awards, (ii) Shares delivered in lieu of fully-vested cash obligations, (iii) Awards to non-employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the Plan pursuant to Section 3.1 (subject to adjustment under Section 11.2); provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

3.4 Limits on Non-Employee Director Compensation. The aggregate dollar value of equity-based Awards (based on the grant date fair value of such Awards for financial reporting purposes) and cash compensation granted under the Plan or otherwise during any fiscal year to any non-employee director for services provided as a director shall not exceed $750,000; provided, however, that in the fiscal year in which a non-employee director first joins the Board or during any fiscal year in which a non-employee director is designated as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director for services provided as a director may be up to $1,000,000.

4. ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.

4.2 Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to, in its sole discretion: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be (A) deferred either automatically or at the election of the Participant or (B) accelerated; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award (other than Options or Stock Appreciation Rights) will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Notwithstanding the foregoing, the Board shall have the same powers as the Committee with respect to Awards to Directors.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the Nasdaq Stock Market (or any other principal national securities exchange on which the Company is then listed), the Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company; provided, however, (i) the resolution providing such authorization sets forth the total number of Shares subject to such Awards that such officer(s) may grant; and (ii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

5. OPTIONS

5.1 Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan; provided that Incentive Stock Options may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by Section 422 of the Code and the regulations thereunder). Any Option shall be subject to the terms and conditions of this Article 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine in its sole discretion.

5.2 Award Agreements. All Options granted pursuant to this Article 5 shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article 5 may hold more than one Option granted pursuant to the Plan at the same time. The Award Agreement also shall specify whether the Option is intended to qualify as an Incentive Stock Option.

5.3 Option Price. Other than in connection with Substitute Awards or an adjustment in connection with Section 11.2, the option price per each Share purchasable under any Option granted pursuant to this Article 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option.

5.4 Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted other than as a result of any extension of the term in compliance with applicable law as provided in an Award Agreement.

5.5 Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6 Vesting. Subject to Section 3.3, the vesting schedule shall be set forth in the Award Agreement.

5.7 Incentive Stock Options. The Committee may grant Options intended to qualify as Incentive Stock Options to any employee of the Company or any subsidiary corporation (as defined in Section 424 of the Code), subject to the requirements of Section 422 of the Code. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be the number of Shares authorized for grant under Section 3.1.

5.8 Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or if provided for in the Award Agreement, may reserve the right to provide so after the time of grant.

5.9 No Repricing. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended without stockholder approval to (a) reduce the option price of outstanding Options, (b) cancel outstanding Options in exchange for cash, other awards or Options with an option price that is less than the option price of the original Options, (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which they are listed or (d) permit the grant of any Options that contains a so-called “reload” feature under which additional Options or other Awards are granted automatically to the Participant upon exercise of the original Option.

6. STOCK APPRECIATION RIGHTS

6.1 Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case, upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Except in the case of Substitute Awards or in connection with an adjustment provided in Section 11.2, the grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of one Share on such date of grant of the right. Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant.

(b) Upon the exercise of a Stock Appreciation Right, payment shall be made in the sole discretion of the Committee in (i) whole Shares, (ii) cash or (iii) a combination of (i) or (ii).

(c) Any Tandem Stock Appreciation Right shall be granted at the same time as the related Option is granted.

(d) Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option. In addition, (i) if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies, and (ii) no Tandem Stock Appreciation Right granted under the Plan to a person then subject to Section 16 of the Exchange Act shall be exercised during the first six months of its term for cash, except as provided in Article 10.

(e) Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(f) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(g) Subject to Section 11.2, a Freestanding Stock Appreciation Right shall have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant and (ii) a term not greater than ten years other than as a result of any extension of the term in compliance with applicable law as provided in an Award Agreement. Subject to Section 3.3, the vesting schedule shall be set forth in the Award Agreement.

(h) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

6.3 No Repricing. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended without stockholder approval to (a) reduce the exercise price of outstanding Stock Appreciation Rights, (b) cancel outstanding Stock Appreciation Rights in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights, (c) take any other action with respect to the Stock Appreciation Rights that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which they are listed, or (d) permit the grant of any Stock Appreciation Rights that contains a so-called “reload” feature under which additional Stock Appreciation Rights or other Awards are granted automatically to the Participant upon exercise of the original Stock Appreciation Rights.

7. RESTRICTED STOCK AWARDS

7.1 Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The Committee has sole discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.

7.2 Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.

7.3 Rights of Holders of Restricted Stock. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares unless otherwise provided in such Award Agreement; provided, however, that any Shares, any other property, or cash distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.

7.4 Vesting. Subject to Section 3.3, the vesting schedule shall be set forth in the Award Agreement.

7.5 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8. OTHER STOCK UNIT AWARDS

8.1 Grants. Other Awards of units having a value equal to an identical number of Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, in addition to other Awards granted under the Plan. Other Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

8.2 Award Agreements. The terms of Other Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.

8.3 Vesting. Subject to Section 3.3, the vesting schedule shall be set forth in the Award Agreement.

8.4 Payment. Except as provided in Article 10 or as maybe provided in an Award Agreement, Other Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Other Stock Unit Awards may be paid in a lump sum or in installments following the lapse of the restrictions applicable to such Awards, but, unless expressly provided in an Award Agreement, no later than two and one-half months following the end of the calendar year in which such restrictions lapse, or in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9. PERFORMANCE AWARDS

9.1 Grants. Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee.

9.2 Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3 Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Performance Awards shall be subject to the vesting requirements as set forth in Section 3.3. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4 Payment. Except as provided in Article 10 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof, in the sole discretion of the Committee at the time of payment. Performance Awards may be paid in a lump sum or in installments, but, unless expressly provided in an Award Agreement, no later than two and one-half months following the close of the calendar year that contains the end of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.5 Performance Award Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the Committee in its sole discretion may award currently or on a deferred basis, Dividend Equivalents with respect to the number of Shares covered by a Performance Unit or Performance Share Award, provided, that such Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Performance Shares or Performance Units and shall provide that such Dividend Equivalents are subject to the same vesting conditions as the underlying Award.

10. CHANGE OF CONTROL PROVISIONS

Upon the occurrence of a Change of Control, unless otherwise specifically set forth in an Award Agreement or other agreement applicable to any Award, the Committee may effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(a) Awards outstanding as of the date of the Change of Control immediately vest and become free of all restrictions and limitations and, to the extent applicable, become fully exercisable and/or immediately settled or distributed;

(b) Options and Stock Appreciation Rights outstanding shall terminate within a specified number of days after notice to the Participant;

(c) Participants shall receive, with respect to each Share subject to an Award (or vested portion thereof), an amount equal to the excess, if any, of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per share, if applicable, of such Award, such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine;

(d) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control may be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price; or

(e) such other adjustments or benefits as the Committee deems appropriate in its sole discretion shall apply (including the substitution, assumption or continuation of Awards by the successor company or a parent or subsidiary thereof);

in each case, (i) to the extent permitted under Section 409A of the Code and (ii) subject to any terms and conditions contained in the Award Agreement evidencing such Award or other agreement applicable to such Award.

11. GENERALLY APPLICABLE PROVISIONS

11.1 Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable in its sole discretion, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the Nasdaq Stock Market (or any other principal national securities exchange on which the Company is listed) provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 11.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.9, (e) increase the maximum permissible term of any Option specified by Section 5.4 or any Stock Appreciation Right specified by Section 6.2(g), or (f) amend any provision of Section 6.3. In addition, no amendments to, or termination of, the Plan shall in any way materially impair the rights of a Participant under any Award previously granted without such Participant’s consent.

11.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off, joint venture, subsidiary or division sale or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments (a) in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, (b) in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) and (c) to the terms and conditions of any outstanding Awards (including any applicable performance targets or criteria with respect thereto), in each case, as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number. No adjustment or substitution pursuant to this Section 11.2 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

11.3 Transferability of Awards. Except as provided below, no Award and no Shares subject to Other Stock Unit Awards or Performance Units that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a domestic relations order, as determined by the Committee, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (a) for charitable donations; (b) to the Participant’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (c) a trust for the benefit of one or more of the Participants or the persons referred to in clause (b) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 11.3. Notwithstanding the foregoing, no Incentive Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Incentive Stock Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. For the avoidance of doubt, in no event may an Award (excluding any fully vested and unrestricted Shares received pursuant to an Award) be transferred by a Participant to a third party for monetary value.

11.4 Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, Disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

11.5 Deferral. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Such deferrals shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.

11.6 Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. Dividend Equivalents may accrue but will not, in any event, be payable until the vesting conditions of the underlying Award have been met. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, Dividend Equivalents shall not be made part of any Options or Stock Appreciation Rights.

12. MISCELLANEOUS

12.1 Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such minimum statutory withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

12.2 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

12.3 Prospective Recipient. Unless otherwise determined by the Committee, the prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed or acknowledged an Award Agreement and delivered a copy thereof to the Company, in each case, in the manner prescribed by the Committee, and otherwise complied with the then applicable terms and conditions.

12.4 Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant may be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion.

12.5 Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable in its sole discretion under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.6 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and non-qualified), welfare benefit plans or other employee benefit plans unless such plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

12.7 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.8 Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

12.9 Interpretation. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

12.10 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

12.11 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

12.12 Effective Date of Plan; Termination of Plan. The Plan was originally approved by the Board as of the Effective Date, subject to approval by the Company’s stockholders. Awards may be granted under the Plan at any time and from time to time on or prior to April 9, 2031, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

12.13 Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the Committee’s sole discretion, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

12.14 Section 409A of the Code.

(a) Awards made under the Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) Unless the Committee provides otherwise in an Award Agreement, each Other Stock Unit Award or Performance Unit (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that an Other Stock Unit Award or Performance Unit is intended to be subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.

(c) If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.

12.15 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

12.16 ~~Sarbanes Oxley Act and~~ Clawback Provisions ~~Policy~~. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, ~~or~~ and if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or the Participant engaged in such misconduct, such ~~the~~ Participant shall to the extent required by law, or may otherwise if required as determined in the sole discretion of the Committee, be required to reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under the Patterson-UTI Energy, Inc. Clawback Policy and any other applicable clawback policy adopted by the Company whether before or after the date of grant of the Award.

12.17 Indemnification. Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 4.2 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

PRELIMINARY COPY - SUBJECT TO COMPLETION

# PATTERSON-UTI

*PATTERSON-UTI ENERGY, INC.*
*10713 W. SAM HOUSTON PARKWAY NORTH*
*SUITE 800*
*HOUSTON, TX 77064*

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2024. Follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V41332-P09250

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**PATTERSON-UTI ENERGY, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

________________________________

**Nominees:**

01) Leslie A. Beyer
02) Tiffany (TJ) Thom Cepak
03) Robert W. Drummond
04) Gary M. Halverson
05) William A. Hendricks, Jr.
06) Curtis W. Huff
07) Cesar Jaime
08) Janeen S. Judah
09) Amy H. Nelson
10) Julie J. Robertson
11) James C. Stewart

| **The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2024. | ☐ | ☐ | ☐ |
| 3. Approval of the amendment to Patterson-UTI's 2021 Long-Term Incentive Plan. | ☐ | ☐ | ☐ |
| 4. Approval, on an advisory basis, of Patterson-UTI's compensation of its named executive officers. | ☐ | ☐ | ☐ |
| 5. Approval of an amendment to Patterson-UTI's Restated Certificate of Incorporation to limit the liability of certain officers of Patterson-UTI as permitted by recent amendments to Delaware law. | ☐ | ☐ | ☐ |

**NOTE:** I also authorize the proxies to vote in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and 2023 Form 10-K are available at www.proxyvote.com.

V41333-P09250

**PATTERSON-UTI ENERGY, INC.**
**Annual Meeting of Stockholders**
**June 6, 2024 10:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned stockholder of Patterson-UTI Energy, Inc. (the "Company") hereby appoints William Andrew Hendricks, Jr., C. Andrew Smith and Seth D. Wexler and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held Thursday, June 6, 2024, at 10:00 a.m., Central Time, at our Corporate Headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present.

**The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If the proxy is properly executed but no directions are provided, the proxies will vote "FOR ALL" of the nominees for director, "FOR" the ratification of the selection of PricewaterhouseCoopers LLP, "FOR" the approval of the amendment to Patterson-UTI's 2021 Long-Term Incentive Plan, "FOR" the approval, on an advisory basis, of Patterson-UTI's compensation of its named executive officers and "FOR" the approval of an amendment to Patterson-UTI's Restated Certificate of Incorporation to limit the liability of certain officers of Patterson-UTI as permitted by recent amendments to Delaware law, as set forth on the reverse side, and in the discretion of the above-named proxies upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).**

**Continued and to be marked, dated and signed on reverse side**